UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TOLL BROTHERS, INC.
1140 Virginia Drive
Fort Washington, Pennsylvania 19034
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 11, 2025
The 2025 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc., a Delaware corporation (the “Company,” "we," "us" or "our") will be held on Tuesday, March 11, 2025 at 8:00 am Eastern standard time, at the offices of the Company, 1140 Virginia Drive, Fort Washington, Pennsylvania 19034, for the following purposes:
1.To elect the 11 directors nominated by the Board of Directors of the Company (the “Board” or the "Board of Directors") and named in the proxy statement to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.
2.To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year.
3.To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.
4.To approve an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to provide that a majority, rather than two-thirds, of the Company’s stockholders may remove any director from office, with or without cause.
5.To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 17, 2025 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about January 30, 2025. The Board requests that you sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.

By Order of the Board of Directors,

KEVIN J. COEN
Secretary
January 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 11, 2025
The proxy statement and 2024 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 1140 Virginia Drive, Fort Washington, Pennsylvania 19034 and will begin promptly at 8:00 am Eastern standard time. You must present a valid photo identification to be admitted to the Meeting. Cameras, recording devices and other electronic devices, and the use of cellular phones, will not be permitted during the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
ATTENDANCE AT THE MEETING
Attendance at the Meeting is limited to stockholders, who may be "record holders" who own shares directly in their names, or who may hold shares in “street name” through banks, brokerages, or other intermediaries. In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.
Your vote is important. You are invited to attend the meeting in person, although anyone who does not feel well should not attend. In addition, you are required to notify the Company's Secretary in the manner set forth below if you plan to attend the meeting. If it is determined that a change in the date, time or location of the Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission ("SEC"), and on the Investor Relations section of our website. Please check our website in advance of the meeting date if you are planning to attend in person.
If you plan to vote by proxy but attend the Meeting in person:
•Indicate your votes on your proxy card or voting instruction card;
•Mark the box on your proxy card or voting instruction card indicating your intention to attend the Meeting;
•Return the proxy card or voting instruction card to the address indicated; and
•Follow the admission policies set forth above.
If you plan to attend and vote at the Meeting:
•If you are a "record holder," bring your proxy card with you to the Meeting;
•If you hold your shares in "street name," contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting;
•Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 28, 2025 to the attention of Kevin J. Coen, Secretary; and
•Follow the admissions policies set forth above.

*    Written notice should include: (1) your name, complete mailing address and phone number; (2) if you are a beneficial holder, evidence of your ownership; and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 28, 2025, you may not gain admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 11, 2025
PROXY SUMMARY
A summary of certain information in this proxy statement is provided below. Please review the complete proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 before you vote.
Toll Brothers Strategy and Fiscal 2024 Highlights
Fiscal 2024 was a year of milestones for Toll Brothers. For the first time in our history, we generated $10.6 billion of home sales revenues, over $2.0 billion of pre-tax income and over $1.5 billion of net income. We produced record earnings per diluted share of $15.01, a 21% increase over fiscal 2023, and our return on beginning equity was 23.1%, the third consecutive year above 20%. We delivered 10,813 homes at an average price of approximately $977,000, and with a gross margin of 26.6%. Our SG&A expense was 9.3% of home sales revenues and our operating margin was 18.8%. In addition, we grew contracts by 27% in both units and dollars and increased community count by 10% to 408 communities at year end, positioning us for continued growth in fiscal 2025 and beyond. During the year, we generated $1.0 billion of cash flow from operations and returned $721 million to stockholders through share repurchases and dividends, reducing our outstanding share count by nearly 5% in fiscal 2024.
This performance – even as mortgage rates remained elevated – reflects the success of our multi-year strategy of widening our geographies, price points and product lines, increasing spec home production, and focusing on capital as well as operating efficiency.
We now operate in over 60 markets across 24 states and we offer the greatest variety of homes in the industry – from luxury single family homes and rental apartments to high-rise condominiums, upscale townhomes, and active adult communities. Our home prices range from the $300,000s to over $5 million, and well over 25% of our homebuyers paid all cash in the fourth quarter of fiscal 2024. We have been able to enter new markets and expand our offerings while preserving all the qualities that set us apart as America’s luxury home builder – an impeccable brand, our affluent customer base, prestigious locations, distinctive architecture, unrivaled choice, and an extraordinary customer experience. Over the past few years, we have woven into our growth strategy an increased emphasis on the production and sale of spec homes, which we define as any home that has a foundation poured without a buyer in place. We sell our spec homes at various stages of construction, which has allowed us to capitalize on demand for quick move-in homes while still affording many of our buyers the opportunity to personalize. We have steadily increased sales of our spec homes from around 10% to roughly half of our sales. In the current market, characterized by healthy demand for upscale homes and a shortage of these homes on the resale market, we believe this is the right balance and the right strategy.
Our strategy to increase capital efficiency has primarily been focused on our owned versus controlled lot position. Over the past decade, we have steadily increased the amount of land that we control through option arrangements as compared to owned outright. Ten years ago, at the end of fiscal 2014, we owned or controlled 47,167 home sites, nearly 80% of which were owned and the remainder controlled. To support the acquisition of this land, we carried total debt of $3.4 billion at our 2014 fiscal year-end. At the end of fiscal 2024, our total lot position was approximately 74,700 lots, of which only 45% were owned and the remainder controlled, and our total debt was $2.8 billion. Over this same time period, we grew annual home sales revenue from $3.9 billion in fiscal 2014 to $10.6 billion in fiscal 2024. Our more efficient land strategy has allowed us to grow the business while simultaneously reducing debt and improving returns. Looking forward, we continue to target approximately 60% controlled and 40% owned land, which includes land dedicated to homes in our backlog. This would give us one to two years of owned land – sufficient to meet near-term deliveries while providing ample opportunity for growth.
This increased capital efficiency has helped us generate significant operating cash flows and has allowed us to return excess capital to our shareholders. Over the past five years, we have generated an average of $1.1 billion of cash flow from operations each year, and we have reduced our outstanding share count by nearly 30% through share repurchases.
We have also taken great strides to become more efficient in our operations. In our home building operations, we have simplified designs, optimized floorplans, and reduced SKU counts in our Design Studios. We recently launched our new Designer Appointed Collections – a curation of finishes selected by nationally acclaimed interior designers – to make it easier for our buyers to customize their homes while also reducing our costs. Other initiatives have included a redesign of our divisional organization structure to allow us to scale more efficiently and the implementation of new IT systems to increase productivity. These and other initiatives have helped us improve our margins. Since fiscal 2020, our home building gross margin has steadily improved and was 26.6% in fiscal 2024. Likewise, we have steadily improved our SG&A expense, as a percentage of home sales revenues. In fiscal 2024, our SG&A expense, as a percentage of home sales revenues, was 9.3% as compared to 12.5% in fiscal 2020. We have become an organization that is committed to doing more with less and we will continue to look for opportunities to leverage fixed costs, reduce overhead and gain efficiencies as we grow the business.
We ended fiscal 2024 with over $3.0 billion of liquidity, including $1.3 billion of cash and cash equivalents and $1.8 billion available under our long-term $1.9 billion revolving credit facility. Our book value per share was $76.87 at fiscal year end and our debt-to-capital ratio was 27.0%, or 15.2% on a net basis after adjusting for cash and cash equivalents and $150 million of loans made by our mortgage subsidiary. We have no significant debt maturities until fiscal 2026. Our balance sheet is in excellent shape, which should allow us to continue investing in our business while returning capital to our stockholders.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect 11 director nominees to hold office until the 2026 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated 11 of our current directors for re-election at the Meeting.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our director nominees, see “Proposal One—Election of Directors” on page 8.

Name	Age	Director Since	Principal Occupation	Independent

Douglas C. Yearley, Jr.	64	2010	Chairman and Chief Executive Officer, Toll Brothers, Inc.
Stephen F. East	61	2020	Retired Managing Director, Senior Consumer Analyst and Head of Homebuilding and Building Products Research, Wells Fargo & Company	✓
Christine N. Garvey	79	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Karen H. Grimes	68	2019	Retired Partner, Senior Managing Director, and Equity Portfolio Manager, Wellington Management Company	✓
Derek T. Kan	46	2021	Vice President, Operations at Shopify Inc.	✓
John A. McLean	55	2016	Retired Senior Managing Director, New York Life Investment Management	✓
Wendell E. Pritchett	60	2018	Riepe Presidential Professor of Law and Education, University of Pennsylvania Carey Law School	✓
Judith A. Reinsdorf	61	2023	Retired Executive Vice President and General Counsel, Johnson Controls International plc	✓
Katherine M. Sandstrom	55	2023	Retired Senior Managing Director, Heitman LLC	✓
Paul E. Shapiro	83	1993	Retired Chairman, Q Capital Holdings LLC	✓
Scott D. Stowell	66	2021	Former Executive Chairman, CalAtlantic Group, Inc. and President and CEO, Capital Thirteen LLC.	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2025. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2024 and fiscal 2023, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 15.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 16 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers ("NEOs"). We hold this advisory vote on an annual basis.
The Board of Directors recommends that you vote “FOR” Proposal Three
Proposal Four—Approval of Amendment to the Toll Brothers, Inc. Second Restated Certificate of Incorporation, as Amended. As described on page 17 under “Proposal Four—Approval of Amendment to the Toll Brothers, Inc. Second Restated Certificate of Incorporation, as Amended,” we are asking stockholders to approve an amendment to our Second Restated Certificate of Incorporation, as

amended, to provide that the Company’s stockholders may remove any director from office by a majority, rather than 66-2/3%, of the combined voting power of outstanding shares, with or without cause.
The Board of Directors recommends that you vote “FOR” Proposal Four

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One, and “FOR” Proposals Two, Three and Four. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 17, 2025. At the close of business on the Record Date, there were 99,888,815 shares of the Company's common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. Dissenters' rights are not applicable to any of the matters being voted upon at the Meeting.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange ("NYSE") rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One, Three or Four without specific instructions from you as to how to vote, because these proposals are not considered “routine” matters under the NYSE rules. Proposal Two is considered a “routine” matter, and brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. In determining whether Proposals One, Two and Three receive the requisite number of affirmative votes, abstentions and broker non-votes are not considered "votes cast" and therefore will have no effect on the outcome of such proposals. In determining whether Proposal Four receives the requisite number of affirmative votes, abstentions and broker non-votes will count as a vote against the proposal.

To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions

1.	Election of each director	Majority of votes cast	No	No effect	No effect
2.	Ratification of independent auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory say on pay vote	Majority of votes cast	No	No effect	No effect
4.	Amendment to Certificate of Incorporation	66-2/3% of shares entitled to vote in the election of directors	No	Against	Against

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth beneficial ownership, as of the Record Date, of the Company's common stock by: (1) each person known to us to be the beneficial owner of more than 5% of the Company's common stock; (2) each of our directors (which includes all nominees for director) and named executive officers; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise noted, the address of each beneficial owner is c/o Toll Brothers, Inc., 1140 Virginia Drive, Fort Washington, Pennsylvania 19034.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	13,367,118	13.38%
50 Hudson Yards New York, New York 10001
The Vanguard Group (3)	11,267,021	11.28%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Greenhaven Associates, Inc. (4)	5,536,503	5.54%
3 Manhattanville Road Purchase, New York 10577
Stephen F. East	15,287	*
Christine N. Garvey	13,730	*
Karen H. Grimes	15,155	*
Derek T. Kan	4,840	*
John A. McLean	18,054	*
Wendell E. Pritchett	16,011	*
Judith A. Reinsdorf	—	*
Katherine M. Sandstrom	—	*
Paul E. Shapiro	133,530	*
Scott D. Stowell	5,092	*
Douglas C. Yearley, Jr.	908,929	*
Martin P. Connor	110,615	*
Robert Parahus	56,695	*
Directors, nominees and executive officers as a group (13 persons) (1)	1,297,938	1.29%

*    Less than 1%
(1)Shares issuable pursuant to restricted stock units (“RSUs”) vesting and stock options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following number of shares of common stock underlying RSUs and stock options held by the following individuals, and all directors and executive officers as a group: Mr. East, 5,898 shares; Ms. Garvey, 5,898 shares; Ms. Grimes, 5,898 shares; Mr. Kan, 4,840 shares; Mr. McLean, 8,110 shares; Dr. Pritchett, 5,797 shares; Ms. Reinsdorf, 0 shares; Ms. Sandstrom, 0 shares; Mr. Shapiro, 13,675 shares; Mr. Stowell, 5,092 shares; Mr. Yearley, 515,265 shares; Mr. Connor, 89,997 shares; Mr. Parahus, 27,172 shares; and all directors and executive officers as a group, 687,642 shares.
(2)BlackRock, Inc. (“BlackRock”) filed a Schedule 13G dated November 8, 2024, which states that BlackRock had sole voting power with respect to 12,586,784 shares and sole dispositive power with respect to 13,367,118 shares. According to the Schedule 13G filed by BlackRock, various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(3)The Vanguard Group ("Vanguard") filed a Schedule 13G/A dated February 13, 2024, which states that Vanguard had sole dispositive power with respect to 11,092,236 shares, shared dispositive power with respect to 174,785 shares, and shared voting power with respect to 59,256 shares. According to the Schedule 13G/A filed by Vanguard, one or more other persons were known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock. No one other person's interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(4)Greenhaven Associates, Inc. ("Greenhaven") filed a Schedule 13G/A dated January 2, 2025, which states that Greenhaven had sole voting and dispositive power with respect to 2,151,173 shares and shared voting and dispositive power with respect to 3,385,330 shares. According to the Schedule 13G/A filed by Greenhaven, one or more other persons were known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock. No one person's interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G was filed.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
Our Board believes that it is necessary for our directors to possess many diverse qualities and skills. The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") is charged with identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board. In selecting, or in recommending the selection of, nominees for directors, the Governance Committee considers the evolving needs of our Board, as well as applicable legal and NYSE requirements, including, when appropriate, those applicable to membership on the Audit and Risk Committee and the Executive Compensation Committee (the "Compensation Committee"), as well as other criteria it deems appropriate.
The Governance Committee will consider candidates nominated by stockholders, directors, officers and other sources. Stockholders wishing to recommend a prospective candidate for membership on the Board should follow the procedures described under "Procedures for Recommending Candidates for Nomination to the Board of Directors" on page 70. At a minimum, candidates must possess a background that includes a strong education, extensive business experience, and the requisite judgment, background, reputation, character, integrity, skills and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a board of directors of a corporation with the size, complexity, reputation, and success of the Company. When evaluating director candidates, the Governance Committee first considers a candidate’s business experience and then considers other factors, including that candidate’s background, reputation, character, integrity, skills, temperament and other personal characteristics, including whether the candidate would add to the Board's diversity.
Board Composition, Evaluation and Refreshment
The Governance Committee continually assesses the composition of the Board, including through a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as on each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee establishes processes for developing and recruiting candidates for Board membership and conducting searches for Board candidates.
As part of its annual review of Board composition, the Governance Committee considers director age and tenure, as well as the diversity of the Board. The Governance Committee seeks to ensure an appropriate mix of age and tenure of the directors, taking into account the benefits of directors with longer tenures, including greater board stability, continuity of organizational knowledge and experience gained through prior real estate cycles, and the benefits of directors with shorter tenures, including fresh perspectives and viewpoints. Our Board views diversity in a broad sense, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications and personal characteristics of our existing directors including age, tenure, experience levels and types of experience, including both industry and subject matter expertise. Although we do not have a separate policy specifically governing diversity, when considering board candidates, the Governance Committee considers whether an individual would bring a diverse viewpoint to the Board, which includes a candidate’s gender, race and ethnicity. To assist in its review, the Lead Independent Director periodically meets individually with Board members to discuss Board composition and to determine whether each such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.

Our Lead Independent Director leads the annual Board self-evaluation process to review the effectiveness of the Board and each of its committees and to identify any opportunities for improvement. As part of this process, on an annual basis, members of the Board complete an assessment form evaluating the performance of the Board as a whole and each committee on which they sit. Directors are asked about Board and committee composition, practices, accountability and standards of conduct. Each committee reviews the results of their questionnaire and determines whether the results warrant any action. Following completion of the full Board self-assessment and the compilation of results, the Lead Independent Director conducts one-on-one interviews with each Board member to solicit additional feedback on Board performance to supplement the results of the formal written process. The Lead Independent Director then presides over a full Board meeting during which the results of these processes are discussed, including any areas for improvement, and any proposed actions plans are approved. Each committee conducts its own annual self-evaluation and reports the results to the Board.
The Board believes that, through its annual review of Board composition and the nomination process, coupled with its annual self-evaluation procedures, the Board has and will continue to evolve to meet the current and future needs of the Company. As illustrated below, over the past decade, the Governance Committee and the Board have focused a great deal of attention on renewing and refreshing the perspectives, skills and backgrounds that are represented on the Board.

Select Board Statistics

AGE			TENURE

	March 2015	March 2025		March 2015	March 2025
45-55	10%	9%	0-5 years	10%	45%
56-65	—%	55%	6-15 years	30%	45%
66+	90%	36%	16+ years	60%	10%

RACIAL / ETHNIC DIVERSITY			GENDER DIVERSITY

	March 2015	March 2025		March 2015	March 2025
Diverse	10%	27%	Female	10%	36%
Non-Diverse	90%	73%	Male	90%	64%

Over the past six years, a majority of our Board has turned over
Our Director Nominees
Upon the recommendation of the Governance Committee, the Board has nominated 11 directors for reelection. Each director nominee is standing for election to hold office until the 2026 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to serve as a director.
Under our Bylaws, Board nominees are elected using a majority voting standard for uncontested elections. Under a majority voting standard, in uncontested elections, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors are elected by plurality vote in the event of a contested election.
In connection with our stockholder engagement efforts in recent years, we have had discussions with stockholders regarding the composition of our Board and the criteria the Governance Committee considers when nominating candidates for Board positions. The Governance Committee reviews the composition of the Board at least annually in an effort to provide a balance of skills, tenure and experience that best serves the Company and its stockholders. Our Board is now composed of a majority of directors that were first elected on or after March 2018, including two directors who joined the Board in

December 2023 and were first elected by stockholders in March 2024. This process has added fresh perspectives and deepened the Board's diversity of composition, thought and experience. In connection with the appointments of Mses. Reinsdorf and Sandstrom in December 2023, the Governance Committee and the full Board recognized that Ms. Sandstrom's deep real estate industry experience, well developed financial and investment acumen and experience on other public company boards would be valuable additions to our Board. Likewise, the Governance Committee and the Board considered Ms. Reinsdorf's corporate governance expertise as well as her extensive management experience at large and complex U.S. public companies across multiple industries. In addition, both Mses. Sandstrom and Reinsdorf have significant transactional experience and are well versed in management succession planning and related activities, which the Board felt were valuable attributes to bolster on the Board. In recommending these candidates, the Governance Committee specifically considered each individual's current obligations, responsibilities and commitments made to other organizations, including with respect to service on other public company boards, and, following extensive diligence and conversations with each nominee, made an affirmative determination that each of them has sufficient capacity to fully participate in Board activities. The Board believes that, with the addition of Mses. Reinsdorf and Sandstrom, and combined with our existing directors’ deep experience and knowledge of the Company and home building industry, the Board is well positioned to continue leading Toll Brothers as it executes on its strategic priorities.
In connection with the recruitment of Mses. Reinsdorf and Sandstrom, the Board reviewed and adopted a formal over-boarding policy, which is included in the Company's Corporate Governance Guidelines. The policy requires directors to obtain the consent of the Governance Committee before accepting an invitation to serve on another public company board. In such a situation, the Governance Committee will assess the individual circumstances to determine whether service on the other board would create unacceptable regulatory issues or conflicts of interest, impair the director’s ability to fully participate in all Board and committee activities to which the director has been assigned or to otherwise discharge his or her fiduciary duties as a Board member. The Board believes that, due to the substantial variation in time commitments and responsibilities that individuals undertake and that varying boards demand, a case-by-case assessment of individual circumstances is necessary when evaluating whether a director has sufficient capacity to serve on another public company board while remaining on the Board. In these circumstances, the Governance Committee will also take into consideration any over-boarding policies adopted by significant stockholders.
The Governance Committee has reviewed the experience, qualifications and contributions of each of our incumbent director nominees and believes that each nominee continues to bring significant value to the Board and to the Company. Our directors' business experiences, their knowledge and understanding of the Company's operations, governance, personnel, and business ethics gained by them over time, and each of their unique perspectives, insights, and skill sets have led the Governance Committee and the Board to recommend that each director be re-elected to the Board for an additional term of office.
2025 Director Nominees
Set forth below is biographical information about our director nominees.
Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions and project finance. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer and, in October 2018, he was elected Chairman of the Board. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. In 2024, Mr. Yearley was named to Barron's magazine's annual list of top 25 CEOs. He brings to the Board a deep understanding of our industry and our business as a result of his significant operational and executive roles with the Company, his managerial and leadership experience, and his legal background.
Stephen F. East has been a member of our Board since March 2020. He is a member of the Audit and Risk Committee and the Compensation Committee and the Chair of the Public Debt and Equity

Securities Committee. Prior to his retirement in July 2019, Mr. East served as a Managing Director and Senior Consumer Analyst at Wells Fargo & Company, heading the equity research team that covered the home building and building products sectors. Prior to joining Wells Fargo, he spent four years with Evercore ISI, an independent research firm, as a Partner and Senior Managing Director heading the firm's housing research efforts, and, prior to that, spent nearly two decades in equity research and investment management at various firms. Mr. East is a member of the board of directors of Sezzle Inc., a publicly traded financial technology company, where he chairs each of its audit and risk, nominating and corporate governance and compensation committees. Mr. East holds the Chartered Financial Analyst designation. Mr. East brings valuable experience to the Board in the form of his extensive knowledge of the home building industry, analytical abilities, financial acumen and strategic insights.
Christine N. Garvey has been a member of our Board since September 2009. She is the Chair of the Audit and Risk Committee and a member of the Compensation Committee and Public Debt and Equity Securities Committee. Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America Corporation. She previously served on the boards of directors of Prologis, Inc. through May 2017, Hilton Hotels Corporation through October 2007 and Healthpeak Properties, Inc. through April 2024. Ms. Garvey brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.
Karen H. Grimes has been a member of our Board since March 2019. She is a member of the Audit and Risk Committee and the Governance Committee. She held the position of Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington Management Company LLP, an investment management firm, from January 2008 through December 2018. Prior to joining Wellington Management Company in 1995, she held the position of Director of Research and Equity Analyst at Wilmington Trust Company, a financial investment and banking services firm, from 1988 to 1995. Before that, Ms. Grimes was a Portfolio Manager and Equity Analyst at First Atlanta Corporation from 1983 to 1986 and at Butcher and Singer from 1986 to 1988. She is a member of the Board of Directors of Tegna Inc., a publicly traded broadcast, digital media and marketing services company, as well as its audit committee and governance, public policy and corporate responsibility committee. She is also a member of the Board of Directors of Corteva, Inc., a publicly traded global agriculture company, where she serves on its audit committee and people and compensation committee. Ms. Grimes holds the Chartered Financial Analyst designation. Ms. Grimes' extensive executive-level experience, leadership abilities, financial acumen, investment expertise, and risk management experience reinforce the Board's abilities in these areas and bring a valuable investor-oriented perspective to the Board.
Derek T. Kan has been a member of our Board since December 2021. He is a member of the Audit and Risk Committee. From December 2020 until its acquisition by Shopify Inc. in July 2022, he was Chief Business Officer at Deliverr, Inc., an e-commerce fulfillment technology company. He is now Vice President, Operations at Shopify. Previously, he held a number of senior positions in the U.S. federal government, including Deputy Director of the White House Office of Management and Budget from June 2019 through December 2020 and Under Secretary at the U.S. Department of Transportation from June 2017 through July 2019, where he served as a principal advisor to the Secretary and spearheaded initiatives involving technology and innovation in the transportation sector. He was also a founding member of the White House COVID Task Force and Operation Warp Speed. Mr. Kan currently serves on the United States Postal Service Board of Governors in a U.S. Senate-confirmed position. Prior to his recent public service, Mr. Kan held various positions focused on emerging technologies, including as the General Manager for Lyft. Earlier in his career, Mr. Kan was a policy advisor to the former Senate Majority Leader and was a Presidential Management Fellow at the White House Office of Management and Budget. Mr. Kan brings to the Board his familiarity and experience with the U.S. federal government, his financial and accounting acumen, and his extensive experience in the area of innovation and the implementation of new technologies.

John A. McLean has been a member of our Board since March 2016. He is Chair of the Compensation Committee and a member of the Governance Committee. Prior to his retirement in 2024, Mr. McLean was a Senior Managing Director of New York Life Investment Management LLC, where he oversaw U.S. distribution. Before joining New York Life in June 2018, Mr. McLean was the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of investment firm Hartford Funds, from January 2013 to April 2018. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers, a financial services firm. Prior to that time, Mr. McLean held positions of increasing responsibility at brokerage firm MFS Fund Distributors. He serves on the Board of Trustees of The Gateway to Leadership Foundation. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.
Wendell E. Pritchett has been a member of our Board since March 2018. He is a member of the Governance Committee and the Compensation Committee. He is the James S. Riepe Presidential Professor of Law and Education at the University of Pennsylvania. Dr. Pritchett previously served as the Interim President of the University of Pennsylvania from February 2022 to June 2022 and as the University Provost from 2017 to 2021. Dr. Pritchett first joined the University of Pennsylvania Law faculty in 2002 and served as Interim Dean and Presidential Professor from 2014 to 2015 and as Associate Dean for Academic Affairs from 2006 to 2007. A Professor at the University of Pennsylvania Carey School of Law from 2001 to 2009, Dr. Pritchett also served as Chancellor of Rutgers-Camden from 2009 to 2014, and in 2008 served as Deputy Chief of Staff and Director of Policy for Philadelphia Mayor Michael Nutter, who also appointed him to the School Reform Commission, where he served from 2011 to 2014. Dr. Pritchett served as Chair of the Redevelopment Authority of Philadelphia and as President of the Philadelphia Housing Development Corporation from 2008 to 2011. Dr. Pritchett serves on the board of directors of Clarivate plc, a publicly traded information services company, and 26North BDC, Inc., an alternative asset management firm. He also serves as Chair of the Board of Trustees of College Unbound and is a board member of Philadelphia Foundation, LifePoint Health, Minerva University and Reinvestment Fund. He brings to the Board his leadership and administrative skills, expertise in real estate and housing law, and experience as policymaker, political advisor, and leader in nonprofit organizations with a particular focus on urban development.
Judith A. Reinsdorf has been a member of our Board since December 2023. She most recently served as executive vice president and general counsel of Johnson Controls International plc, a global leader in building products and technology and integrated solutions, from September 2016 to November 2017, following its merger with Tyco International plc, where she served as executive vice president and general counsel from March 2007 until September 2016. Prior to that, Ms. Reinsdorf served as General Counsel and Secretary of C.R. Bard, Inc., Vice President and Associate General Counsel of Pharmacia Corporation and Chief Legal Counsel of Monsanto Company. She currently serves on the board of directors of EnPro Inc., an industrial technology company, where she is chair of the nominating and corporate governance committee and a member of each of its board’s other committees, and Nurix Therapuetics, Inc., a biopharmaceutical company, where she is a member of the audit committee and chair of the nominating and corporate governance committees. She is a member of the Board of Trustees of the University of Rochester and is on the board of the New Jersey chapter of the National Association of Corporate Directors. Ms. Reinsdorf’s qualifications to serve on our Board of Directors include her extensive management experience at large and complex U.S. public companies across multiple industries, her expertise in corporate governance, risk management and legal matters, and her transactional experience in areas including acquisitions, divestitures, integrations and management transitions.
Katherine M. Sandstrom has been a member of our Board since December 2023. She is the chair of the board of Healthpeak Properties, Inc., a leading owner, operator and developer of real estate for healthcare discovery and delivery. She served as an advisor from July 2018 to March 2019 and as senior managing director and global head of Heitman LLC’s public real estate securities business from 2013 to 2018. Ms. Sandstrom joined Heitman, a real estate management firm, in 1996 and held several senior leadership positions across multiple facets of the institutional real estate investment industry. Additionally, she served on the firm’s global management committee, the board of managers and the allocation committee. Ms. Sandstrom also serves on the boards of EastGroup Properties, Inc., a REIT, since July 2020 and Urban Edge Properties, also a REIT, since October 2022. She is a certified public accountant. Ms. Sandstrom’s qualifications to serve on our Board of Directors include her substantial leadership positions at Heitman LLC and her more than 20 years of real estate finance and investment experience. She has an extensive background overseeing buy-side investment teams for real estate securities, strategies and assets. In addition, she has extensive experience on boards of other public companies.
Paul E. Shapiro has been a member of our Board since December 1993. He is Chair of the Governance Committee and a member of the Audit and Risk Committee. Mr. Shapiro is the former Chairman of the board of directors of Q Capital Holdings LLC, an investment management firm he joined in 2004. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. Beginning in 1994, Mr. Shapiro held positions as Chief Administrative Officer of each of Revlon, Inc. and Sunbeam Corporation, and general counsel of each of Coleman Company, Inc. and Marvel Entertainment, Inc. Prior to that, he practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP and was a partner in Wolf, Block, Schorr and Solis-Cohen LLP. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the corporate regulatory environment.
Scott D. Stowell has been a member of our Board since November 2021. He is Lead Independent Director and a member of the Governance Committee. He is the President and Chief Executive Officer of Capital Thirteen LLC, a company he founded that specializes in advisory, real estate investment, and angel investing. From 2015 to 2018, he served as executive chairman of CalAtlantic Group, Inc., the 5th largest U.S. home builder in 2017, and oversaw the merger of CalAtlantic with Lennar Corporation. Mr. Stowell served on the Board of Directors of Lennar from 2018 until April 2021. From 2012 to 2015, he served as Chief Executive Officer of Standard Pacific Homes, which he joined in 1986, and oversaw its merger in 2015 with the Ryland Group, resulting in the creation of CalAtlantic. Mr. Stowell serves on the Board of Pacific Mutual Holding Company, where he currently serves on the compensation and personnel committee (as Chair) and the governance and nominating committee. In November 2024, he was appointed to the Board of Directors of Federal National Mortgage Association (Fannie Mae). He also serves on the executive committees of HomeAid America and the First Point Volleyball Foundation. Mr. Stowell brings to the Board a wealth of experience in the home building industry, as well as significant leadership abilities and managerial experience gained from his years as a Chief Executive Officer and Chairman of publicly traded home builders.

The table below summarizes certain key qualifications, characteristics and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily.

Key Qualifications, Characteristics and Skills of Our Director Nominees
Name	Leadership	Industry	Operating and Investment	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Boards

Douglas C. Yearley, Jr.	●	●	●		●	●
Stephen F. East	●	●	●	●	●		●
Christine N. Garvey	●	●	●	●		●	●
Karen H. Grimes	●		●	●			●
Derek T. Kan	●		●	●	●	●	●
John A. McLean	●		●	●	●
Wendell E. Pritchett	●	●	●		●	●	●
Judith A. Reinsdorf	●				●	●	●
Katherine M. Sandstrom	●	●	●	●			●
Paul E. Shapiro	●	●	●	●	●	●	●
Scott D. Stowell	●	●	●		●		●

Gender diversity:		36% women
Racial / ethnic diversity:		27% diverse
Required Vote
Each director nominee is elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2025. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. Ernst & Young LLP has served as our independent auditor since 1983, and we believe that the continued retention of Ernst & Young LLP is in the best interests of the Company. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2024 and 2023:

	2024	2023

Audit Fees (1)	$2,210,250	$2,210,000
Audit-Related Fees	—	—
Tax Fees (2)	34,750	—
All Other Fees	—	—
	$2,245,000	$2,210,000
(1)“Audit Fees” include fees billed for (a) the audit of the Company and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents in filings with the SEC.
(2)“Tax Fees” consist of tax consulting fees related to the evaluation of transactional matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. The Audit Committee also reviews and approves the compatibility of any proposed non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2024.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
In the most recent advisory vote, our stockholders voted in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board has adopted this approach. In accordance with the outcome of those stockholder votes and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation program has consistently received strong support from our stockholders. The results of our Say on Pay votes held over the past five years are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote

2024	96%
2023	95%
2022	96%
2021	98%
2020	97%
We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding, among other matters, our executive compensation program. During fiscal 2024 and 2025, we solicited feedback from investors representing well over half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have established with our stockholders over time.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and to encourage actions that drive success in our short- and long-term business strategy, which is described in the “Compensation Discussion and Analysis” and the compensation tables (and accompanying narrative) on pages 30 to 60. In determining fiscal 2024 compensation for our NEOs, the Compensation Committee considered Company performance in fiscal 2024 and our management’s contributions to the achievements in fiscal 2024 set forth in the “Compensation Discussion and Analysis.”
We are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 'Compensation Discussion and Analysis' included in this proxy statement and the related compensation tables and narrative discussion."
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR—APPROVAL OF AMENDMENT TO THE TOLL BROTHERS, INC. SECOND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
The Board has approved an amendment to our Second Restated Certificate of Incorporation, as amended (the "Certificate"), to provide that a majority, rather than 66-2/3%, of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, may remove any director from office, with or without cause.
Article Five, Part IV of our Certificate currently provides that a vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, may remove any director from office, with our without cause. In June 2023, the Board approved amendments to our By-laws that, among other things, provided that any director may be removed by the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The proposed amendment to the Certificate is intended to conform our Certificate with our By-laws, and to align the Certificate with current requirements of Delaware law, as articulated in decisions by the Delaware Court of Chancery. The proposed amendment, if approved, would remove potential confusion regarding the applicable director removal voting standard.
In order to align our Certificate with our By-laws and Delaware law as articulated in decisions of the Delaware Court of Chancery, our Board has approved and declares advisable, an amendment to the Certificate to provide for removal of directors by the affirmative vote of a "majority," rather than "66-2/3%" of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The proposed amendment to our Certificate is set forth in Annex A to this proxy statement with deletions indicated by strikeouts and additions indicated by underlining.
Required Vote
To be approved, the votes that our stockholders cast “FOR” this proposal must equal at least 66 2/3% of shares entitled to vote generally in the election of directors. Because the vote requirement references shares entitled generally in the election of directors, rather than votes cast, abstentions and broker non-votes will have the effect of an "against" vote. The amendment, if adopted, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware incorporating the amendment, which we would expect to do as soon as practicable after the amendment is adopted. If our stockholders do not adopt the proposed amendments to the Certificate, it will remain in effect in its current form.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FOUR.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of October 31, 2024, our fiscal year end, with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	2,390	$36.27	3,154
Equity compensation plans not approved by security holders	—	—	—
Total	2,390	$36.27	3,154

(1)Amount includes 1,691,000 shares and 698,000 shares underlying RSUs and stock options, respectively, outstanding as of October 31, 2024. The amount of performance-based RSUs ("PRSUs"), which is included in the RSU amount, reflects the maximum number of shares that could be issued under awards granted in fiscal 2024 and 2023 as to which performance had not been determined as of October 31, 2024, as further described under "Fiscal 2024 Long-Term Incentive Compensation - Fiscal 2024 Performance-Based RSUs" on page 40.
(2)The weighted-average exercise price does not take into account 1,691,000 shares underlying RSUs outstanding as of October 31, 2024.

CORPORATE GOVERNANCE
Our Board is committed to sound corporate governance policies that enable our Company to operate ethically and with integrity, and which promote long-term value creation for our stockholders and other stakeholders. Our approach to corporate governance has been to implement policies that enable the success of our strategy and business objectives, are rooted in a robust ongoing dialogue with our stockholders, and are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance policies and practices, including the items summarized below:

Strong Independent Leadership
Independence	A majority of our directors must be independent. All of our director nominees other than Mr. Yearley, our Chairman and Chief Executive Officer ("CEO"), are independent, and all of our Committees consist exclusively of independent directors.
Lead Independent Director	Whenever our CEO is also the Chair of the Board, we require a Lead Independent Director position with specific responsibilities to provide independent oversight of management. Both the Lead Independent Director and the Chair of the Board are elected annually by our Board. Mr. Stowell, our current Lead Independent Director, was first appointed to this role in March 2024.
Commitment to Board refreshment	The Governance Committee continually assesses the composition of the Board, including a review of Board size, diversity and the skills and qualifications represented on the Board, as well as director tenure. Recognizing the importance of continued Board refreshment, a majority of our Board has turned over since March 2018. This has deepened the diversity of the Board's composition, thought and experience, and brought fresh perspectives to its already strong membership.
Stockholder Engagement
Proactive engagement	We aim to maintain an active dialogue with our stockholders to ensure a diversity of perspectives is thoughtfully considered on a broad range of issues including strategy, business performance, corporate governance, risk and compensation practices, and other environmental, social, and governance concerns. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding these matters.
Availability of independent directors	We make our lead independent director and other independent directors available, as appropriate, for engagements with our top stockholders.
Accountability to Stockholders
Board evaluations and refreshment	The Board and its committees regularly evaluate their performance and composition. These evaluations, including assessments of the skills, qualifications and diversity of Board members, are considered in light of the Company’s business strategy and operations and the anticipated makeup of the Board following potential director retirements to identify the desired characteristics of future Board members.
Director commitments	Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Company’s Board. The Board recently updated its Corporate Governance Guidelines to make clear that members of the Board must pre-clear any invitation to serve on another public company board with the Governance Committee, which will consider on a case-by-case basis any potential conflicts or overboarding issues.

Annual elections	All directors are elected annually.
Majority voting standard	Our bylaws require that any director be elected by a “majority of votes cast” in uncontested director elections. In other words, each director must receive more votes “For” his or her election than votes “Against” in order to be elected.
Director resignation policy	An incumbent director that does not meet the majority voting standard must promptly offer to resign. The Governance Committee will consider the resignation offer and make a recommendation as to whether the Board should accept the resignation.
Voting Rights that are Proportionate to Economic Interests
Single voting class	Toll Brothers has a single class of voting stock outstanding.
One share, one vote	Each share of common stock is entitled to one vote.
Management, Human Capital and Risk Oversight
Management development and succession planning	Our Board regularly reviews management development and succession planning, in particular with respect to the CEO role.
Human capital management	We believe our employees are among our most important resources and are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates and employee engagement and satisfaction surveys at various levels of the organization.
Risk oversight	Our Board and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and reputation as well as a review of risks related to financial reporting, compensation practices, succession matters and cybersecurity, among other risks.
Compensation Governance
Pay program tied to performance	A majority of our CEO's pay is long-term and at-risk with no guaranteed bonuses or salary increases. The Compensation Committee has identified performance goals that underpin our strategy and has incorporated those goals into executive compensation plans to serve as drivers of incentive awards.
Stock ownership guidelines	Stock ownership guidelines align executive and director interests with those of stockholders. These guidelines require our CEO to retain qualifying equity equal to six times his annual base salary (three times for other executive officers), and for our Board members to retain qualifying equity equal to five times their annual base cash retainer.
Hedging and pledging prohibition	We prohibit all hedging, pledging and transactions in derivatives related to Toll Brothers securities for all directors and executives.
Clawbacks	The Company is required to recover certain incentive-based compensation erroneously awarded to current or former executive officer based on financial reporting measures that are required to be restated, pursuant to a policy that is compliant with Section 303A.14 of the NYSE Listed Company Policy. This policy also applies to certain employees below the level of executive officer at the discretion of the Board's Compensation Committee.
No tax gross-ups	We do not pay tax gross-ups on payments to executives.

Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.” The Board most recently updated these guidelines to formalize its over-boarding policy. The policy requires directors to obtain the consent of the Governance Committee before accepting an invitation to serve on another public company board. In such a situation, the Governance Committee will assess the individual circumstances to determine whether service on the other board would create unacceptable regulatory issues or conflicts of interest, impair the director’s ability to fully participate in all Board and committee activities to which the director has been assigned or to otherwise discharge his or her fiduciary duties as a Board member. The Board believes that, due to the substantial variation in time commitments and responsibilities that individuals undertake and that varying boards demand, a case-by-case assessment of individual circumstances is necessary when evaluating whether a director has sufficient capacity to serve on another public company board while remaining on the Board. In these circumstances, the Governance Committee will also take into consideration any over-boarding policies adopted by significant stockholders.
Leadership Structure
Under the Company's bylaws, the Board selects its Chair in the manner it determines to be in the best interest of the Company. Mr. Douglas C. Yearley, Jr., a Board member and our CEO since June 2010, is Chairman of the Board. In choosing to combine the Chairman and CEO role under Mr. Yearley, the Board considered Mr. Yearley's in-depth knowledge of the home building industry generally and his thorough understanding of the Company's operations and the risks it faces; his long tenure with the Company and on the Board; the composition of the Board and the tenure of its members; and the Company's governance structure, including a strong Lead Independent Director and well-functioning Board committees composed entirely of independent directors. The Board also considered that combining the roles of Chairman and CEO would provide a clear leadership structure for our management team while allowing Mr. Yearley to continue serving as a vital link between management and the Board. This structure allows the Board to perform its oversight role with the benefit of management's perspective on our business strategy and all other aspects of the business.
As Chairman and CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board. Mr. Yearley collaborates with our Lead Independent Director in developing Board schedules and agendas. Since March 2024, Mr. Stowell, the former CEO of several publicly traded home builders and a Board member since 2021, has served as our Lead Independent Director. The Lead Independent Director helps ensure that there is an appropriate balance between management and the non-executive directors and that the non-executive directors are fully informed and able to discuss and contribute to the issues that they deem important. The role of the Lead Independent Director includes:
•presiding over all executive sessions and other meetings of the independent directors;
•acting as principal liaison between the Chairman and CEO and the non-executive directors;
•leading the process for evaluating the Board and the committees of the Board;
•participating in the communication of sensitive issues to the other directors;
•performing such other duties as the Board may deem necessary and appropriate from time to time; and
•serving as the director whom stockholders may contact.

Codes of Business Conduct and Ethics
The Company has adopted a Code of Ethics and Business Conduct which applies to all employees and vendors, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics are available on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.” The Governance Committee is responsible for reviewing any proposed changes to these documents.
Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with the Company. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:
(1)    the director is, or has been within the last three years, our employee; or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of such director is, or has been within the last three years, one of our executive officers;
(2)    the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(3)    (a) the director is a current partner or employee of our external auditor; (b) the director has an immediate family member who is a current partner of such firm; (c) the director has an immediate family member who is a current employee of such firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such firm and personally worked on our audit within that time;
(4)    the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;
(5)    the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or two percent of such other company’s consolidated gross revenues; or
(6)    the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.
The Board annually reviews the independence of all directors and director nominees. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors and director nominees, other than Mr. Yearley, are independent. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.
Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2024 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Stockholder Engagement
We believe that effective corporate governance should include regular constructive conversations with our stockholders to proactively seek stockholder insights and to answer stockholder inquiries. We aim to maintain an active dialogue with our stockholders to ensure a diversity of perspectives is thoughtfully considered on a broad range of issues including strategy, business performance, corporate governance, risk and compensation practices, and other environmental, social, and governance concerns. During fiscal 2024 and 2025, we solicited feedback from investors representing well over half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have maintained in recent years. In addition, throughout the year our Investor Relations group and other members of senior management engage with our stockholders to ensure that an ongoing and open avenue of communication is maintained.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the Corporate Secretary, Toll Brothers, Inc., at 1140 Virginia Drive, Fort Washington, Pennsylvania 19034. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and forwards communications to the full Board or individual directors, as appropriate. The Company's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, and solicitation and job inquiries, not be forwarded. Communications that are intended specifically for the Lead Independent Director, or any other independent director, should be sent to the street address noted above to the attention of the Corporate Secretary.
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the current chairs and membership of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Douglas C. Yearley, Jr.
Stephen F. East	●	M	M		C
Christine N. Garvey	●	C	M		M
Karen H. Grimes	●	M		M
John A. McLean	●		C	M
Derek T. Kan	●	M
Wendell E. Pritchett	●		M	M
Judith A. Reinsdorf	●
Katherine M. Sandstrom	●
Paul E. Shapiro	●	M		C
Scott D. Stowell	●			M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and since March 2024 has been, composed of Christine N. Garvey (Chair), Stephen F. East, Karen H. Grimes, Derek T. Kan and Paul E. Shapiro, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Stephen F. East, Christine N. Garvey, Karen H. Grimes and Derek T. Kan possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE and are “audit committee financial experts” within the meaning of the applicable SEC rules. For a description of each of their relevant experiences, see “Proposal One—Election of Directors” on page 8.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•discharging the Board’s responsibilities relating to the quality and integrity of our financial statements;
•overseeing our compliance with legal and regulatory requirements;
•overseeing risk oversight and assessment;
•the appointment, qualifications, performance and independence of the independent registered public accounting firm;
•pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;
•review of the performance of our internal audit function; and
•management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 66 under “Audit and Risk Committee Report.” During fiscal

2024, the Audit Committee held 11 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with the company’s Chief Audit Officer (who oversees our internal audit function) and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and since March 2024 has been, composed of John A. McLean (Chair), Stephen F. East, Christine N. Garvey and Wendell E. Pritchett, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•establishing our compensation philosophy and objectives;
•overseeing the implementation and development of our compensation programs;
•annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;
•evaluating the performance of the CEO in light of those goals and objectives and determining the CEO’s compensation level based on these evaluations;
•reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;
•discussing the results of the stockholder advisory vote on Say on Pay;
•making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
•administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's other incentive compensation plans for executive officers and its Supplemental Executive Retirement Plan ("SERP");
•reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and
•reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 30. The Compensation Committee held five meetings during fiscal 2024. During fiscal 2024, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and since March 2024 has been, composed of Paul E. Shapiro (Chair), Karen H. Grimes, John A. McLean, Wendell E. Pritchett and Scott D. Stowell, each of whom has been determined by the Board to meet the NYSE’s standards for independence.

The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:
•identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;
•establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;
•evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board;
•evaluating and making recommendations to the Board with respect to the compensation of the non-executive management directors;
•adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;
•reviewing the Board’s committee structure;
•reviewing proposed changes to our governance instruments;
•reviewing and recommending director orientation and continuing orientation programs; and
•considering potential conflicts of interest of directors and NEOs and reviewing and approving related person transactions.
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee also reviews corporate political contributions and our corporate compliance program, including compliance with the Company's Pledging Policy and Stock Ownership Guidelines. The Governance Committee held three meetings during fiscal 2024.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and since March 2024 has been, composed of Stephen F. East (Chair) and Christine N. Garvey, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee did not meet or otherwise take action during fiscal 2024.
Director Attendance
Attendance at Board Meetings
•The Board of Directors held four meetings during fiscal 2024.
•All of our incumbent directors attended each regularly scheduled Board meeting and at least 90% of all meetings of the Board and Board Committees on which they served.
•Our independent directors hold separate meetings without the presence of management. Our Lead Independent Director acts as chair at meetings of the independent directors. During fiscal 2024, the independent directors met four times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All of our incumbent directors attended our 2024 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from our enterprise risk management and business continuity committees, which are composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. The enterprise risk management committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the potential financial or reputational impact to the Company, the results of which are presented to the Audit Committee. Each of our Audit Committee members has a standing invitation to participate in meetings of the enterprise risk committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, for example, construction safety-related risks, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. Due to the importance of managing cyber-risks, the Company's Chief Information Officer and Chief Information Security Officer provide quarterly updates to the Audit Committee on the Company's efforts to identify and mitigate such risks.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution.
ESG Oversight
Our full Board generally oversees the Company's environmental, social and governance (ESG) goals and objectives, and supports the implementation of the Company’s ESG priorities. Specific ESG topics are overseen by the Board committee generally responsible for the subject matter. For example, the Board's Governance Committee has oversight responsibility for the corporate governance aspects of ESG, and the Audit and Risk Committee generally oversees regulatory compliance matters, including with respect to environmental issues. Following a review of potential oversight alternatives by the Governance Committee, the Board determined that it is the appropriate body to oversee the development and implementation of the Company's ESG and sustainability efforts, which focus on the Company’s efforts to positively impact both people and planet. ESG-related matters are regularly part of the Board's agenda, and the Governance Committee and the Board intend to review the formalization of the Board's ESG oversight role in a governing document within the next year.
Execution of the Company's ESG strategy is overseen by the Company's senior management team. The Company has formed an ESG Committee, which includes members of senior management who report directly to the CEO. The ESG Committee is responsible for setting direction and driving accountability as we address material issues, work with key stakeholders, and measure and report our progress.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive members of the Board. Our non-executive directors are compensated in cash and equity for their service as directors. Equity awards granted in fiscal 2024 were issued under the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (the "Omnibus Incentive Plan").
The compensation program in effect for fiscal 2024 for non-executive directors consisted of the following components:
•Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer (the "Board Retainer"), consisting of a combination of cash and RSUs ("Director RSUs"). For fiscal 2024, the aggregate value of the Board Retainer was $260,000 and was comprised of:
•Cash. Each non-executive director receives approximately one-third ($85,000) of the Board Retainer in cash.
•Equity. Each non-executive director receives Director RSUs with a grant date fair value equal to approximately two-thirds ($175,000) of the Board Retainer, vesting on the first anniversary of the grant date. Director RSUs are typically granted on a date within the last 15 days of December that is determined in advance by the Board. New non-executive directors are first granted Director RSUs in the December following the fiscal year of their appointment to the Board and receive a pro-rated grant reflecting their service during the prior fiscal year.
•Committee Retainer. Each member of the Audit Committee receives annually a combination of cash and equity with a grant date fair value of $25,000, and each member of the Compensation Committee and the Governance Committee receives annually a combination of cash and equity with a grant date fair value of $20,000. In each case, one-third of these amounts are delivered in cash and two-thirds of these amounts are delivered in Director RSUs. The Chair of each of these committees receives an additional annual cash retainer of $10,000.
For any fiscal year in which the Public Debt and Equity Securities Committee meets or takes official action, each member of the Public Debt and Equity Securities Committee receives, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000. One-third of this amount is delivered in cash and two-thirds of this amount is delivered in Director RSUs. The Chair of the Public Debt and Equity Securities Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.
•Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.
•Lead Independent Director. The Lead Independent Director receives annually $35,000 in cash for his services in that capacity.

Director Compensation Table
The following table sets forth information concerning the fiscal 2024 compensation awarded to, or earned by, our non-executive directors. Mr. Yearley is not compensated for his service as an executive director, and the compensation received by him for his services as an employee of the Company is reported in the Summary Compensation Table on page 50.
Director Compensation during Fiscal 2024

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stephen F. East	100,000	205,000	—	—	—	305,000
Christine N. Garvey	110,000	205,000	—	—	—	315,000
Karen H. Grimes	100,000	205,000	—	—	—	305,000
Derek T. Kan	93,300	186,133	—	—	—	279,433
Carl B. Marbach	101,667	205,000	—	—	—	306,667
John A. McLean	108,400	201,600	—	—	—	310,000
Wendell E. Pritchett	98,400	201,600	—	—	—	300,000
Judith A. Reinsdorf	77,917	—	—	—	—	77,917
Katherine M. Sandstrom	77,917	—	—	—	—	77,917
Paul E. Shapiro	121,667	205,000	—	—	—	326,667
Scott S. Stowell	115,033	183,867	—	—	—	298,900

(1)Amounts shown include the cash portion of each non-executive director's Board Retainer and applicable committee, chair and lead director retainers. Amounts are pro-rated to reflect applicable service periods. Mr. Marbach retired from the Board effective March 12, 2024.
(2)Director RSUs are typically granted on a date within the last 15 days of December that is determined in advance by the Board. For grants made prior to December 2023, Director RSUs vest in equal annual installments over two years, and shares underlying Director RSUs are generally deliverable 30 days after the vesting of the second installment. For grants made starting in December 2023, Director RSUs will vest on the first anniversary of the grant date. Director RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the Director RSUs to which the dividend equivalents relate. Upon the death, disability, or retirement (after reaching age 62) of a director, Director RSUs will vest immediately, and shares underlying Director RSUs will be deliverable 30 days after vesting (subject to a six-month delay in delivery if required to comply with Section 409A of the tax code). Beginning with Director RSUs granted in December 2024, awards will vest if a director accepts or runs for a qualifying role in government service. Upon a change of control of the Company, accelerated vesting of Director RSUs occurs only upon the director ceasing to be a director of the Company.
For purposes of determining the number of Director RSUs that were awarded in fiscal 2024, the grant date fair value per share was the closing price of the Company's common stock on December 20, 2023, the grant date of the Director RSUs in fiscal 2024. Fractional Director RSUs are not granted.
(3)The non-executive directors held the following amounts of outstanding unvested RSUs at October 31, 2024: Mr. East, 3,953 units; Ms. Garvey, 3,953 units; Ms. Grimes, 3,953 units; Mr. Kan, 3,331 units; Mr. Marbach, 0 units; Mr. McLean, 3,886 units; Dr. Pritchett, 3,886 units; Ms. Reinsdorf, 0 units; Ms. Sandstrom, 0 units; Mr. Shapiro, 3,953 units; and Mr. Stowell, 3,446 units. The non-executive directors held the following amounts of outstanding vested RSUs at October 31, 2024: Mr. East, 1,945 units; Ms. Garvey, 1,945 units; Ms. Grimes, 1,945 units; Mr. Kan, 1,509 units; Mr. Marbach, 0 units; Mr. McLean, 1,911 units; Dr. Pritchett, 1,911 units; Ms. Reinsdorf, 0 units; Ms. Sandstrom, 0 units; Mr. Shapiro, 1,945 units; and Mr. Stowell, 1,646 units.
(4)The following non-executive directors held unexercised stock options to acquire the following amounts of the Company's common stock at October 31, 2024: Mr. McLean, 2,313 shares and Mr. Shapiro, 11,614 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our executive compensation program is designed to motivate and retain highly qualified and experienced executives, provide performance-based incentives and align our compensation with long-term creation of stockholder value. The Compensation Discussion and Analysis that follows describes how this compensation philosophy applied to the compensation paid in fiscal 2024 to our NEOs. Our NEOs for fiscal 2024 were:

Name	Role in Fiscal 2024
Douglas C. Yearley	Chairman and Chief Executive Officer
Martin P. Connor	Senior Vice President and Chief Financial Officer
Robert Parahus	President and Chief Operating Officer
Executive Summary
The majority of our NEOs' compensation continues to be delivered in the form of incentive based awards. During fiscal 2024, over 90% of our CEO's compensation and an average of approximately 82% of our other NEOs' compensation was at risk and linked to our operational and stock price performance and the execution of our strategic priorities throughout the fiscal year. The charts below show the mix of fiscal 2024 targeted total direct compensation for Mr. Yearley and for our other NEOs as a group.

Toll Brothers Strategy and Fiscal 2024 Performance
Fiscal 2024 was a year of milestones for Toll Brothers. For the first time in our history, we generated $10.6 billion of home sales revenues, over $2.0 billion of pre-tax income and over $1.5 billion of net income. We produced record earnings per diluted share of $15.01, a 21% increase over fiscal 2023, and our return on beginning equity was 23.1%, the third consecutive year above 20%. We delivered 10,813 homes at an average price of approximately $977,000, and with a gross margin of 26.6%. Our SG&A expense was 9.3% of home sales revenues and our operating margin was 18.8%. In addition, we grew contracts by 27% in both units and dollars and increased community count by 10% to 408 communities at year end, positioning us for continued growth in fiscal 2025 and beyond. During the year, we generated $1.0 billion of cash flow from operations and returned $721 million to stockholders through share repurchases and dividends, reducing our outstanding share count by nearly 5% in fiscal 2024.
This performance – even as mortgage rates remained elevated – reflects the success of our multi-year strategy of widening our geographies, price points and product lines, increasing spec home production, and focusing on capital as well as operating efficiency.
We now operate in over 60 markets across 24 states and we offer the greatest variety of homes in the industry – from luxury single family homes and rental apartments to high-rise condominiums, upscale townhomes, and active adult communities. Our home prices range from the $300,000s to over $5 million, and well over 25% of our homebuyers paid all cash in the fourth quarter of fiscal 2024. We have been able to enter new markets and expand our offerings while preserving all the qualities that set us apart as America’s luxury home builder – an impeccable brand, our affluent customer base, prestigious locations, distinctive architecture, unrivaled choice, and an extraordinary customer experience. Over the past few years, we have woven into our growth strategy an increased emphasis on the production and sale of spec homes, which we define as any home that has a foundation poured without a buyer in place. We sell our spec homes at various stages of construction, which has allowed us to capitalize on demand for quick move-in homes while still affording many of our buyers the opportunity to personalize. We have steadily increased sales of our spec homes from around 10% to roughly half of our sales. In the current market, characterized by healthy demand for upscale homes and a shortage of these homes on the resale market, we believe this is the right balance and the right strategy.
Our strategy to increase capital efficiency has primarily been focused on our owned versus controlled lot position. Over the past decade, we have steadily increased the amount of land that we control through option arrangements as compared to owned outright. Ten years ago, at the end of fiscal 2014, we owned or controlled 47,167 home sites, nearly 80% of which were owned and the remainder controlled. To support the acquisition of this land, we carried total debt of $3.4 billion at our 2014 fiscal year-end. At the end of fiscal 2024 our total lot position was approximately 74,700 lots, of which only 45% were owned and the remainder controlled, and our total debt was $2.8 billion. Over this same time period, we grew annual home sales revenue from $3.9 billion in fiscal 2014 to $10.6 billion in fiscal 2024. Our more efficient land strategy has allowed us to grow the business while simultaneously reducing debt and improving returns. Looking forward, we continue to target approximately 60% controlled and 40% owned land, which includes land dedicated to homes in our backlog. This would give us one to two years of owned land – sufficient to meet near-term deliveries while providing ample opportunity for growth.
This increased capital efficiency has helped us generate significant operating cash flows and has allowed us to return excess capital to our shareholders. Over the past five years, we have generated an average of $1.1 billion of cash flow from operations each year, and we have reduced our outstanding share count by nearly 30% through share repurchases.
We have also taken great strides to become more efficient in our operations. In our home building operations, we have simplified designs, optimized floorplans, and reduced SKU counts in our Design Studios. We recently launched our new Designer Appointed Collections – a curation of finishes selected by nationally acclaimed interior designers – to make it easier for our buyers to customize their homes while also reducing our costs. Other initiatives have included a redesign of our divisional organization structure to allow us to scale more efficiently and the implementation of new IT systems to increase productivity. These and other initiatives have helped us improve our margins. Since fiscal 2020, our home building gross margin has steadily improved and was 26.6% in fiscal 2024. Likewise, we have steadily improved our SG&A expense, as a percentage of home sales revenues. In fiscal 2024, our SG&A expense, as a percentage of home sales revenues, was 9.3% as compared to 12.5% in fiscal 2020. We have become an organization that is committed to doing more with less and we will continue to look for opportunities to leverage fixed costs, reduce overhead and gain efficiencies as we grow the business.
We ended fiscal 2024 with over $3.0 billion of liquidity, including $1.3 billion of cash and cash equivalents and $1.8 billion available under our long-term $1.9 billion revolving credit facility. Our book value per share was $76.87 at fiscal year end and our debt-to-capital ratio was 27.0%, or 15.2% on a net basis after adjusting for cash and cash equivalents and $150 million of loans made by our mortgage subsidiary. We have no significant debt maturities until fiscal 2026. Our balance sheet is in excellent shape, which should allow us to continue investing in our business while returning capital to our stockholders.
Fiscal 2024 Performance Relative to Fiscal 2024 CEO Compensation
At the outset of each fiscal year, the Compensation Committee assesses the incentive structure of the Company's executive compensation program to confirm that the program continues to be aligned with the Company's operational goals and overall strategy and that it is reasonably designed to pay our executive officers for Company and individual performance consistent with the creation of long-term stockholder value. As part of this review, the Compensation Committee determined that the metrics used in the program in recent years — which are based on pre-tax income, units delivered, gross margin and return on equity — continued to be the most appropriate metrics to drive desired outcomes. A description of the rationale underlying the selection of each of these metrics is included on page 35.
In establishing performance metric targets, the Compensation Committee considers historical financial results as a reference point, but focuses on setting targets that would drive an appropriate pay-for-performance outcome in light of the then-current business and operating environment, which is especially important for an economically sensitive industry like home building. It also considers management's forward-looking guidance provided to investors at the outset of the year, which it generally considers the baseline for annual performance metrics, as well as analyst consensus forecasts. These forecasts are evaluated and considered in light of the macroeconomic environment and the level of uncertainty prevailing at the time targets are set. Similar to the target setting process for one-year metrics, in setting the three-year return-on-equity ("ROE") based target, the Compensation Committee takes into account historical financial results, forecasted results and the current business and operating environment. However, it also considers the greater degree of uncertainty inherent in projecting returns over a three-year period for a highly cyclical industry. Based on the results described above and the Company's three-year ROE through October 31, 2024:
•Annual Incentive Bonus: Performance with respect to the formulaic portion of the annual incentive bonus (70% of the award) was achieved at 117.5% of the performance target, resulting in a payout of 143.8% of the targeted formulaic portion of the bonus. Based on an assessment of NEO and Company performance over the course of the year, including our NEO's key roles in setting and executing on the strategies described above, as well as the results achieved under the formulaic portion, the Compensation Committee used its judgment to pay out the qualitative portion of the annual incentive bonus (30% of the award) for each NEO at 130%, resulting in a full bonus payout of 139.6% of target - a result the Compensation Committee deemed appropriate in light of all circumstances (see page 38 for more details);
•Operational PRSUs: The number of shares earned in respect of PRSUs based on the operational goals of unit deliveries and adjusted gross margin ("Ops PRSUs") was 111.0% of the target number of shares awarded, which was based on achievement relative to performance targets of 107.1% for unit deliveries and 101.7% for adjusted gross margin. These earned shares vest pro-rata over a four-year period with delivery of 100% of such shares on or about the four-year anniversary of the grant date (see page 40 for more details).

•Return on Average Equity PRSUs: PRSUs granted in December 2020 that were based on the Company's average ROE ("ROE PRSUs") over the three-year performance period ended on October 31, 2024 paid out at 126.5% of target as the Company's average ROE was 22.1%, or 110.5% of target, at the conclusion of the measurement period (see page 41 for more details).
We believe these outcomes demonstrate a strong link between Company performance, the compensation earned by our CEO and other NEOs in fiscal 2024, and returns experienced by our stockholders over time.
CEO Realizable Compensation
Over time, both the Company's performance relative to the performance metrics included in the annual and long-term incentive programs, as well as the Company's stock price performance, have a direct and material impact on executive compensation. For this reason, realizable pay, which captures compensation earned, as well as the impact of the Company’s share price performance on previously granted long-term incentive awards by valuing those equity awards based on the fiscal year-end stock price, is an important tool in assessing the effectiveness of the Company’s executive compensation program and whether it aligns the interests of executives with those of stockholders.
As shown below, the value of realizable pay for our CEO generally follows performance results, and is most heavily impacted by our stock price performance. This is due to the heavy weighting of at-risk incentive-based compensation and equity awards in our CEO's targeted total direct compensation. We believe this demonstrates the strong link between Company performance and executive pay, as well as the alignment of interests between our executives and stockholders.

FY 22 Metrics		FY 23 Metrics		FY 24 Metrics	
	Actual Relative to Target		**Actual Relative to Target**		**Actual Relative to Target**
Adj. Pre-Tax Income	92.8%	Adj. Pre-Tax Income	146.4%	Adj. Pre-Tax Income	117.5%
Units Delivered	89.1%	Units Delivered	112.9%	Units Delivered	107.1%
Adj. Gross Margin	96.5%	Adj. Gross Margin	106.2%	Adj. Gross Margin	101.7%
Total Shareholder Return through October 31, 2024 (dividends reinvested)					
From Nov. 1, 2021:	**148.4%**	From Nov. 1, 2022:	**241.8%**	From Nov. 1, 2023:	**98.7%**
Three Year Return on Average Equity (from grant year)					
	22.1%		Incomplete period		Incomplete period
Appreciation of Realizable TDC over Target TDC at October 31, 2024					
	67.6%		**135.6%**		**41.5%**

FY 2022
$13,000
$21,793
Target Total Direct Compensation (TDC) at Grant
Realizable TDC at FYE24

FY 2023
$14,000
$32,982
Target TDC at Grant
Realizable TDC at FYE24

FY 2024
$15,400
$21,795
Target TDC at Grant
Realizable TDC at FYE24

How Target and Realizable Total Direct Compensation are Calculated
Target Total Direct Compensation ("TDC") is the sum of (i) the annual base salary for the corresponding calendar year, (ii) target bonus for the applicable fiscal year and (iii) the target dollar value of all equity awards granted in the applicable fiscal year, in each case as approved by the Compensation

Committee at the outset of the fiscal year. The values of equity award grants included in the charts above is greater than the accounting values reported in the Grants of Plan Based Awards Table due primarily to the application of an illiquidity discount that reduces the accounting value of the award because they include post-vesting transfer restrictions that effectively prevent retirement eligible employees from selling vested shares immediately upon retirement. The Compensation Committee ignores this accounting convention when setting TDC.
Realizable TDC ("Realizable TDC") for each year is the sum of (i) base salary earned during the fiscal year, (ii) actual cash bonus earned for the fiscal year, and (iii) the value of equity awards granted at the beginning of the applicable fiscal year as of October 31, 2024. RSUs and PRSUs are valued by multiplying the October 31, 2024 closing share price of $146.44 by (a) in the case of RSUs, the number of shares granted, (b) in the case of Ops PRSUs, the number of shares earned based on actual performance through the end of the applicable fiscal year, and (c) in the case of ROE PRSUs, the target number of shares granted (for awards granted in fiscal 2024 and 2023) or the actual number of shares earned (for awards granted in fiscal 2022 and earned in fiscal 2024).

Description of Our Executive Compensation Program
Our executive compensation program is designed to incentivize our NEOs to improve performance and manage risk over the short- and long-term and align the interests of our NEOs with our stockholders.
Key Compensation Elements for Fiscal 2024:

	Element	Time Horizon	FY2024 Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus	Short (1 year)	70% Quantitative Component: Pre-tax Income (PTI Metric) 30% Qualitative Component: Individual/Company Performance
	PRSUs	Medium (3-4 years)	Units Delivered (Units Metric) (1/3) Gross Margin (Margin Metric) (1/3) Return on Average Equity (1/3)
	RSUs	Medium (4 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance
Fiscal 2024 Performance Metrics
As described above, approximately 65% of our CEO's annual targeted TDC in fiscal 2024 was in the form of performance-based awards. Performance was measured under these awards based on the metrics described in the table below.

Metric		Weight	Performance Period	Vesting / Hold Period
Annual Incentive Bonus
PTI Metric	The PTI metric is used because it captures the overall profitability of the enterprise before taxes and includes the results of our joint ventures and non-home building activities, as well as SG&A expense. Certain adjustments are made to GAAP pre-tax income for compensation purposes (see page 38).	100%	1 Year	1 Year
Long Term Incentive Award
Units Metric	Units delivered measures the number of homes that are delivered to home buyers during the fiscal year. It is a measure of our ability to efficiently convert our backlog, execute on our spec strategy and generate revenue in our core business.	1/3	1 Year	4 Years
Margin Metric	The home building margin metric measures the gross margin of our home building operations and reflects our ability to profitably and efficiently execute on this core business. Certain adjustments are made to GAAP gross margin for compensation purposes (see page 41).	1/3	1 Year	4 Years
ROE Metric	The ROE metric measures our return on average equity over three consecutive fiscal years. It is a measure of the return that our shareholders receive on investment. Certain adjustments are made to ROE for compensation purposes (see page 41).	1/3	3 Years	3 Years

Compensation Philosophy and Objectives
We face competition for talent from many other home builders in the markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:
•Incentivize executives to manage risks appropriately while improving our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short- and long-term compensation, seeks to motivate and reward our NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.
•Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including the use of PRSUs as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders and to reward actions that demonstrate long-term vision.
•Set compensation levels that are competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through all phases of the home building market cycle.
•Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.
•Use pay practices that support good governance.
◦We employ our NEOs at will and do not enter into individualized employment agreements.
◦We regularly engage with stockholders to receive input on executive compensation matters.
◦We do not provide excise tax gross-ups.
◦We do not provide guaranteed incentive payments.
◦Perquisites are limited, and we do not provide tax gross ups on perquisites.
◦Incentive compensation, including stock-based compensation, is subject to a clawback policy that complies with SEC and NYSE rules.
◦Incentive awards are subject to individual caps.
◦Unvested equity awards include double-trigger vesting protections.
◦Our Omnibus Incentive Plan prohibits option repricing without stockholder approval.
◦We prohibit NEOs from hedging and pledging Company shares.
◦We have stock ownership guidelines under which our NEOs are expected to acquire and hold a meaningful level of stock ownership in the Company.
◦We have an independent Compensation Committee consultant.

Consideration of Say on Pay Results
Our executive compensation program has consistently received strong support from our stockholders. See "Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)" on page 16 for the results of our annual Say on Pay votes held in the past five years. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding our executive compensation program.
At our 2024 Annual Meeting of Stockholders, 96% of stockholders voting on our Say on Pay proposal voted in support of the compensation of our NEOs. The Compensation Committee viewed the results of our 2024 Say on Pay vote as an affirmation by our stockholders of the Company's executive compensation program.
The Compensation Committee continually assesses the effectiveness of our executive compensation program and from time to time makes changes - taking into account the business environment in which the Company operates and market factors impacting the Company, developments in pay practices, discussions with stockholders and other factors it deems appropriate.
Fiscal 2024 and 2025 Design Changes
The Compensation Committee last made significant design changes to the Company's executive compensation program effective for incentive awards granted in fiscal 2021 (December 2020) when it introduced ROE PRSUs to replace total shareholder return based PRSUs and eliminated the PTI Metric from long-term incentive awards. Driven in part by strong Say-on-Pay outcomes in recent years, it has not made any significant changes to the design of the executive compensation program since, including with respect to fiscal 2024 and 2025.
FISCAL 2024 COMPENSATION DECISIONS
Cash Compensation Decisions
Base Salary
When establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance, considering their role and responsibilities and the range of compensation of comparable executives within our peer group. The Compensation Committee believes that its compensation objectives are more effectively balanced when the majority of an executive’s compensation package is composed of at-risk performance-based annual incentive bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
In early fiscal 2024, the Compensation Committee determined that, for calendar year 2024, the base salary for Messrs. Yearley, Connor and Parahus would remain unchanged at $1,200,000, $1,025,000, and $1,000,000, respectively.
Incentive Awards
Fiscal 2024 Performance Targets
In setting performance metric target levels for both the annual incentive bonus and for long-term incentive compensation awards, at the beginning of each fiscal year, the Compensation Committee considers the Company's historical performance, management and analyst consensus forecasts, macroeconomic and industry conditions, and the level of performance required by our NEOs to deliver against target levels. The Compensation Committee focuses on setting targets that would drive an appropriate pay-for-performance outcome in light of the business and operating environment at the time, which is especially important for an economically sensitive industry like home building, with the goal of appropriately aligning payout opportunities with performance expectations.

At the outset of fiscal 2024 when the Compensation Committee approved the performance metrics applicable to short-term and long-term incentive awards for the fiscal year, the Company was experiencing solid demand for its homes, despite mortgage rates that remained elevated and well above the 3% to 4% range that had predominated for much of the preceding decade. The overall economy and the home building industry were also dealing with the continuing impacts of high inflation. In addition, the Company's fiscal 2023 year-end backlog of 6,578 homes and $6.95 billion was down 19% in units and 22% in dollars compared to the prior year end, which would require successful execution of the Company's spec strategy to meet forecast results. Within this economic environment, and in light of the importance of efficiently converting the Company's year-end backlog and execution of the spec strategy, the Compensation Committee approved targets that were aligned with management's guidance for fiscal year 2024 results provided at the time, including one year deliveries of 10,100 units, an adjusted gross margin of 27.9% and adjusted pre-tax income of $1.72 billion. The Compensation Committee considered these targets challenging yet achievable, with management being rewarded with target payouts for achieving results aligned with guidance.
Fiscal 2024 Annual Incentive Bonus
Based on the Compensation Committee's review of the fiscal year 2023 performance of each executive, including each NEO's contributions to the successful execution of the Company's strategies in fiscal 2023, and a review of each executive's annual incentive bonus opportunity relative to peers, the Compensation Committee approved increases for fiscal 2024 in the total target bonus opportunities for each NEO. The total target bonus opportunity for fiscal 2024 was $5,700,000 for Mr. Yearley, $2,400,000 for Mr. Connor, and $2,730,000 for Mr. Parahus. Payout of 70% of the bonus was targeted to achievement of the formulaic PTI Metric target described below. The remaining 30% of the bonus was to be determined based on the Compensation Committee's qualitative assessment of individual and Company performance for fiscal 2024.
As detailed below, based on the formulaic results and qualitative assessment, the total annual bonuses paid to Messrs. Yearley, Connor and Parahus for fiscal 2024 were approximately 140% of their respective targets.
Formulaic Bonus Component. The Compensation Committee met in early fiscal 2025 and certified that the PTI Metric was achieved at 117.5% of target for fiscal 2024 performance, as set forth in the table below. The Compensation Committee, in agreement with management, reduced actual results achieved with respect to the PTI Metric by approximately $150 million in recognition of the unbudgeted pre-tax impact that the Company's sale of a parcel of land to a data center operator had in the second quarter of fiscal 2024. Although not technically required by the exclusions described below, both management and the Compensation Committee agreed that such an adjustment was in the spirit of the approved exclusion categories and that making the adjustment would result in more equitable payouts.

	2024 Annual Incentive Bonus Formulaic Bonus Component (in '000s)
	Minimum (80%)	Target (100%)	Maximum (120%)	Actual

PTI Metric(1):	$1,373,976,000	$1,717,470,000	$2,060,964,000	$2,018,108,000

(1)    The PTI Metric is calculated in accordance with U.S. generally accepted accounting principles, subject to the exclusions listed below to the extent not budgeted, and disclosed in a press release or conference call. These exclusion categories were approved by the Compensation Committee on the date the annual incentive bonus award was approved by the Compensation Committee:
•Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or President and Chief Operating Officer;
•Gains or losses from litigation or claims, natural disasters, or terrorism;
•Effect of changes in laws, regulations, or accounting principles;
•The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit.

The following exclusion categories, to the extent not budgeted, were also approved by the Compensation Committee on the approval date:
•Write-down or impairment of assets or joint venture investments;
•Stock-based compensation overages or underages;
•Expense of an acquisition; and
•Gains or losses from derivative transactions or the early retirement of debt.

    Based on the performance level achieved of 117.5% of the PTI Metric target, the formulaic component of the annual incentive bonus for fiscal 2024 for each NEO was earned at 143.8% of targeted award amounts, as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Douglas C. Yearley, Jr.	$3,990,000	$5,736,096
Martin P. Connor	$1,680,000	$2,415,198
Robert Parahus	$1,911,000	$2,747,288
Qualitative Assessment Bonus Component. In its qualitative evaluation of performance for fiscal 2024, the Compensation Committee considered the performance of each NEO during a year in which we delivered the highest home sales revenue, unit deliveries, net income and earnings per share in the Company's history. In assessing performance, the Compensation Committee considered the significant financial accomplishments of the Company during the year. It also considered the key role that each NEO played in shaping and executing upon the strategies described above under "Toll Brothers Strategy and Fiscal 2024 Performance," which included the success of the Company's strategic pivot to increase its supply of spec homes and the substantial progress the Company has made in becoming more capital efficient in its land acquisition process, sustaining attractive gross margins and low SG&A expense, as a percentage of home sales revenue, increasing community count by 10%, and continued improvement in customer and employee satisfaction levels as evidenced through various survey results. The Compensation Committee also considered the level of performance bonuses achieved at other levels of the organization. Accordingly, the Compensation Committee used its judgment to approve the payout of the qualitative portion of the annual incentive award at 130% of target for each NEO.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Douglas C. Yearley, Jr.	$1,710,000	$2,223,000
Martin P. Connor	$720,000	$936,000
Robert Parahus	$819,000	$1,064,700
Total Fiscal 2024 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by our NEOs for fiscal 2024 is set forth below.

	Base Salary (1)	Annual Incentive Bonus	Total Cash Compensation

Douglas C. Yearley, Jr.	$1,200,000	$7,959,096	$9,159,096
Martin P. Connor	$1,025,000	$3,351,198	$4,376,198
Robert Parahus	$1,000,000	$3,811,988	$4,811,988
(1)    Reflects base salary earned during fiscal 2024. Base salary is approved and paid on a calendar year basis. As a result, reported fiscal year base salary may differ from approved calendar year base salary.

Fiscal 2024 Long-Term Incentive Compensation
The design and structure of our long-term incentive compensation program is reviewed annually to ensure that it remains appropriate to drive the operational and strategic actions deemed by the Compensation Committee to be key to the long-term success of the Company. In fiscal 2024, the Compensation Committee awarded equity compensation to the NEOs in the form of RSUs and PRSUs based on a fixed-dollar approach. For awards granted in fiscal 2024 to each NEO, the mix of equity awards was fixed at 50% RSUs and 50% PRSUs. Based on the Compensation Committee's review of the fiscal year 2023 performance of each executive, including each NEO's contributions to the successful execution of the Company's strategies in fiscal 2023, and a review of each executive's equity grants relative to peers, the Compensation Committee approved increases for fiscal 2024 in the targeted grant date value of equity awards (disregarding the impact of an illiquidity discount applied to the awards for accounting purposes) for each NEO.
As it has done in the past, for fiscal 2024, the Compensation Committee continued to include a one-year performance period for awards of Ops PRSUs, although the awards generally vest on a pro-rata basis over four years and shares underlying the award are delivered at the end of such period, subject to continued service. For retirement-eligible individuals, including each NEO, awards immediately vest upon a qualified retirement, but remain subject to delivery on or about the fourth anniversary of the grant date. The Compensation Committee believes that a one-year performance period is appropriate for these awards due to the highly cyclical nature of the residential home building industry and the challenges inherent in making long-term forecasts. A one-year performance period also provides executives a clear line of sight linking pay and performance. ROE PRSUs generally vest and shares underlying such awards are delivered at the end of the three-year performance period. For retirement-eligible individuals, such awards would vest, but remain subject to the applicable performance metric and be delivered at the end of the performance period.
In fiscal 2024, all equity awards for our NEOs, and substantially all those for other employees and our non-executive directors, were granted on December 20, 2023. By practice, the grant date selected for our annual equity award is in the last 15 days of December, which follows the release of our fourth quarter and full year earnings (generally in the first week of December). The specific date that is chosen is a date on which we believe it is unlikely that economic data will be released that will significantly impact the home building industry.
Fiscal 2024 Performance Based RSUs
In fiscal 2024, the Compensation Committee approved the grant of PRSUs to each NEO consisting of Ops PRSUs (2/3 of the award) and ROE PRSUs (1/3 of the award).
Fiscal 2024 Ops PRSU Performance Metrics
Ops PRSUs are designed to align NEO compensation with the achievement of pre-established growth and profitability goals and accomplish this through the following operational performance metrics.
•Units Metric, which measures the number of homes that are delivered to home buyers during the fiscal year and is a measure of our ability to efficiently convert our backlog, execute on our spec strategy and generate revenue in our core business; and
•Margin Metric, which measures the adjusted gross margin of our home building operations and reflects our ability to profitably and efficiently execute on this core business.
As noted above, when considering appropriate performance metric targets at the beginning of fiscal 2024, the Compensation Committee considered a variety of factors, including forecasted results and historical performance, economic and industry conditions, and the level of performance required by our NEOs to deliver against target levels, with the goal of appropriately aligning payout opportunities with performance expectations.

	Ops PRSU Metric(1) Performance Compared to Target
	Threshold	Target	Maximum	Actual	% of Target

Units Metric	8,080	10,100	12,120	10,813	107.1%
Margin Metric (2)	22.3%	27.9%	33.5%	28.4%	101.7%
(1)    Each performance metric had a threshold, target and maximum level that, if achieved, would earn 75%, 100% and 150%, respectively, of the Ops PRSUs allocated to that metric. To the extent that actual performance results fell between these levels, the Ops PRSUs earned would be determined by linear interpolation between those levels. If the minimum threshold performance level of 80% of target performance was not achieved for any individual metric, none of the Ops PRSUs would have been earned for that metric.
(2)    The Margin Metric is calculated in accordance with U.S. generally accepted accounting principles (revenue and cost of home sales revenues), subject to certain exclusions. The exclusions consist of the items listed below to the extent not budgeted, disclosed in a press release or conference call and to the extent included in cost of home sales revenues. These exclusion categories were approved by the Compensation Committee on the grant date of the award:
•Restructuring and severance costs pursuant to a plan approved by the Board, CEO and/or President and Chief Operating Officer;
•Gains or losses from litigation or claims, natural disasters, or terrorism;
•Effect of changes in laws, regulations, or accounting principles; and
•The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit.
The following exclusion categories, to the extent not budgeted, were also approved by the Compensation Committee on the grant date:
•Write-down or impairment of assets or joint venture investments;
•Stock-based compensation overages or underages;
•Expense of an acquisition;
•Gains or losses from derivative transactions or the early retirement of debt; and
•Interest expense in home sales cost of revenues.

Based on fiscal 2024 performance, the Compensation Committee certified that the blended average percentage of target shares earned for these metrics was 111.0% of target. One-fourth of the earned 2024 Ops PRSUs vested on December 20, 2024, the first anniversary of the grant date, and the remaining three-fourths are subject to service-based vesting over the next three anniversaries of the grant date. In general, no shares will be delivered until the fourth anniversary of the grant date.
ROE PRSUs
ROE PRSUs are calculated by dividing the Company's average GAAP net income over a three-year period by the Company's average GAAP stockholder's equity over the same timeframe, with vesting and settlement of the awards occurring upon the conclusion of the three-year performance period. For ROE PRSUs granted in December 2022 and thereafter, GAAP net income and stockholder's equity are adjusted to add back inventory impairments and write-downs. In all cases, following the conclusion of the performance period, the number of ROE PRSUs earned is determined by comparing actual results to targeted performance. If targeted performance is achieved, 100% of shares granted are earned. If the minimum threshold performance level of 80% of targeted performance is achieved, 75% of the shares granted would be earned (and no ROE PRSUs are earned below the 80% threshold level). If 120% or more of targeted performance is achieved, a maximum of 150% of shares granted may be earned. To the extent that actual performance results fall between these levels, ROE PRSUs are earned based on a linear interpolation between those levels.
ROE PRSUs Earned in Fiscal 2024
Beginning with awards granted in December 2020, the Compensation Committee introduced ROE PRSUs as a replacement for total shareholder return-based PRSUs previously used. The Compensation Committee determined that management is better positioned to influence the Company's ROE and that this metric better aligns management's interests with those of stockholders and the Company's strategic focus on generating strong returns and increasing capital efficiency. In December 2021, when approving the ROE PRSUs that were ultimately earned and paid out in fiscal 2024, the Compensation Committee considered the business and operating environment existing at the time. In December 2021, home demand was strong, with the housing market continuing to benefit from low mortgage rates, favorable demographics, a structural shortage of homes for sale due to over a decade of underproduction of new homes, and a tight resale market. However, supply chain, labor and municipal disruptions continued to disrupt construction schedules and delay home closings. The Company's return on beginning equity in fiscal 2021 was 17.1%. In this environment, the Compensation Committee approved a three-year targeted return on average equity of 20.0% for ROE PRSU awards. This target was consistent with, and incorporated, management's forecast of the Company's one-year return on beginning equity.

	ROE PRSU Performance Compared to Target
	Threshold	Target	Maximum	Actual	% of Target

Return on Average Equity (for awards granted in December 2021 and vested in December 2024)	16.0%	20.0%	24.0%	22.1%	110.5%
Terms Applicable to All PRSUs
All PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. Shares subject to PRSUs held by an NEO fully vest and all restrictions immediately lapse upon an NEO’s termination of employment due to death or disability. In addition, PRSUs will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a "double trigger") within the time periods set forth in the applicable award agreement. In the event of an NEO's qualifying retirement, which is defined as a voluntary resignation after achieving either (i) age 58 and ten years of service or (ii) age 62 and five years of service, PRSUs remain subject to their performance conditions and continue to vest and are delivered in accordance with the normal schedule. All vested and unvested PRSUs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination restrictive covenants.
Terms Applicable to Service-Based RSUs
All RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the RSUs to which the dividend equivalents relate. RSUs granted to our NEOs generally vest in equal annual installments over a four-year period beginning on or about the first anniversary of the grant date. Although the awards vest over a four-year period, shares underlying vested RSUs generally are not delivered until the fourth anniversary of the grant date. In the event of an executive's qualifying retirement, RSUs continue to vest and are delivered in accordance with the normal schedule. Upon the death or disability of an executive, all RSUs are immediately vested and delivered. RSUs will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a "double trigger") within the time periods set forth in the applicable award agreement. All vested and unvested RSUs granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination restrictive covenants.

COMPENSATION FRAMEWORK
Compensation Decision-Making Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2024, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

Fiscal 2024

December 2023	Reviewed compensation levels for each executive officer. Set base salaries and incentive compensation opportunity levels for the NEOs for fiscal 2024. Set performance goals for fiscal 2024 annual incentive bonus and PRSU awards and fixed target value and number of fiscal 2024 PRSU awards for NEOs

June 2024	Reviewed fiscal 2023 NEO compensation compared to our peers
Reviewed 2023 Say on Pay voting results for the Company as well as peers
Reviewed the year-to-date performance of the Company compared to peers and relative to projected fiscal 2024 incentive compensation performance. Reviewed incentive compensation target setting processes
Reviewed a market assessment of peer company pay practices and performance metrics utilized by peers in their incentive compensation programs
Preliminary consideration of whether any significant design changes to the executive compensation program were advisable
Consulted with the independent compensation consultant regarding home building and broader industry trends in executive compensation

Fiscal 2025

November 2024	Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2024 NEO projected pay versus projected Company fiscal 2024 performance compared to our peer group
Began engagement of our largest stockholders and proxy advisory firms to gain their input on, among other things, our executive compensation program
Concluded no significant changes to the design of the executive compensation program were warranted
Preliminary review of potential changes in executive compensation levels
Preliminary review of individual NEO and Company performance during fiscal 2024

December 2024	Reviewed fiscal 2024 performance and certified the level of performance attained for the annual incentive bonus and PRSU payouts
Final assessment of individual NEO and Company performance for fiscal 2024
Reviewed NEO tally sheets

Performance Assessment Process
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance, our forecasted results and in relation to our peers. The Compensation Committee also reviewed and considered our financial performance during the fiscal year, and individual performance when making final fiscal 2024 compensation decisions at the beginning of fiscal 2025. As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the Company's achievements during fiscal 2024 as described above under "Toll Brothers Strategy and Fiscal 2024 Performance" on page 31.
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about projected results for fiscal 2024 and the compensation practices and financial performance of other companies in the home building and other industries. Our CEO and Chief Financial Officer attended certain meetings of the Compensation Committee in order to provide information and answer questions regarding the Company’s strategic objectives, financial performance and, in the case of the CEO, to provide input on the performance of the other NEOs during the year. Our other NEOs were also available to Compensation Committee members and to attend Compensation Committee meetings upon request. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the other NEOs for both fiscal 2024 and fiscal 2025. The Compensation Committee, after consideration of all of these inputs, determined actual compensation levels for each NEO.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2024. CAP received instructions from, and reported to, the Compensation Committee on an independent basis.
The Compensation Committee requested CAP’s advice on a variety of matters, such as the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, compensation levels for peers, executive pay trends, compensation best practices, compensation-related regulatory developments, and potential compensation plan designs and modifications. The Compensation Committee consulted with CAP, both with and without management, on several occasions during fiscal 2024, and also in early fiscal 2025 with respect to compensation decisions for fiscal 2024 performance. During fiscal 2024, CAP did not provide any services to the Company or its affiliates other than advising on executive compensation, as approved by the Compensation Committee.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2024. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the compensation levels of our peer companies.
For fiscal 2024, the Compensation Committee did not make any changes to the peer group, which was previously determined by identifying publicly-traded home builders with revenues above $3.0 billion. However, for fiscal 2025 and beyond, the Compensation Committee has removed M.D.C. Holdings, Inc. from the peer group as its equity is no longer publicly listed following its acquisition in April 2024. The Compensation Committee determined that it would add M/I Homes, Inc. (NYSE:MHO) going forward to replace M.D.C. Holdings, Inc. M/I Homes, Inc. is one of the nation's leading builders of single family homes with over $4.0 billion of revenue in each of its past two fiscal years. For fiscal 2024 the Company's peer group consisted of the following companies:

FY '24 Peer Group

D. R. Horton, Inc.	NVR, Inc.
KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
M. D. C. Holdings, Inc.	Tri Pointe Group, Inc.
Meritage Homes Corporation

Benefits and Perquisites
We provide all of our employees, including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees. We share the cost of these programs with our employees and our NEOs participate in these programs on the same terms as our other employees.
The 401(k) Plan is a qualified retirement savings plan under the tax code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the tax code. We match a portion of each participant’s contribution and, in certain years, also made discretionary contributions to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2024.
Supplemental Executive Retirement Plan
We also maintain a Supplemental Executive Retirement Plan ("SERP"), which provides retirement benefits to our NEOs. The SERP is intended to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, see “Pension Benefits During Fiscal 2024—Supplemental Executive Retirement Plan” on page 55.
In fiscal 2024, the annual benefit amounts for each of Messrs. Connor and Parahus were increased by $17,000 to $162,000. In addition, by operation of the terms of the SERP, Mr. Yearley's annual retirement benefit increased from $220,000 to $240,000 because he completed an additional full year of service beyond age 62 during fiscal 2024. The annual benefit amounts for our NEOs under the SERP as of the end of fiscal 2024 are set forth in the table under “Pension Benefits During Fiscal 2024—Supplemental Executive Retirement Plan” on page 55.
Executive Severance Plan
The Company maintains the Toll Brothers, Inc. Executive Severance Plan (the "Severance Plan"), which provides certain cash severance benefits to eligible employees of the Company who experience a

“covered termination” of employment, both in the context of a “change of control” transaction and otherwise. A “covered termination” under the Severance Plan means a participant’s employment is terminated by the Company without “cause” or the participant resigns with “good reason,” in each case as described below, and subject to the limitations described therein.
Under the terms of the Severance Plan, “Cause” includes a participant’s (i) substantial failure or refusal to perform the duties or responsibilities of his job, (ii) material violation of any fiduciary duty, (iii) conviction of (including a plea of nolo contendere) a felony, (iv) conviction of (including a plea of nolo contendere) a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) material violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company. “Good Reason” includes (i) a material diminution in the participant’s authorities, duties, job responsibilities, status or reporting relationships, (ii) (A) a reduction in base salary or target bonus opportunity, (B) failure to pay base salary or the applicable bonus when due, or (C) for the two-year period following a change of control, a reduction in equity compensation opportunity, (iii) the relocation of the principal place of employment by more than fifty miles, (iv) the material breach of an existing agreement between the participant and the Company, or (v) the failure of any purchaser to assume any agreement between the participant and the Company.
If one of our NEOs experiences a “covered termination” not in connection with a change of control of the Company (as defined in the Severance Plan), the Company will provide certain severance payments and benefits, subject to the NEO’s continued compliance with the Non-Interference Agreement, as described below, and the execution and non-revocation of a release of claims. These payments and benefits are as follows: (i) an amount equal to 1.5 times (2.0 times for the CEO) the sum of the participant’s annual base salary and target annual incentive bonus, (ii) a prorated annual incentive bonus for the year of termination based on actual performance, (iii) an amount equal to 18 months (24 months for the CEO) of the NEO’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period corresponding to the time period that is the lesser of (x) 18 months (24 months for the CEO) and (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
If a participant in the Severance Plan, including our NEOs, experiences a “covered termination” within two years after the occurrence of a change of control of the Company or within six months prior to a change of control of the Company, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the participant with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our NEOs, these payments and benefits are as follows: (i) an amount equal to 2.0 times (2.5 times for the CEO) the sum of the participant’s annual base salary and target annual incentive bonus, (ii) a prorated target annual incentive bonus for the year of termination, (iii) an amount equal to 24 months (30 months for the CEO) of the participant’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period equal to the lesser of (x) 24 months (30 months for the CEO) or (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
Participants who receive severance benefits under the Severance Plan will be bound by certain restrictive covenants in favor of the Company, including the confidentiality, non-disparagement, non-competition and non-solicitation covenants included in the Non-Interference Agreement attached to the Severance Plan. Pursuant to the Non-Interference Agreement (which each NEO has executed), each executive officer of the Company is subject to non-compete and non-solicitation periods of one year following the executive officer's termination of employment for any reason. The Severance Plan also provides that if payments and benefits provided to the participant would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the participant will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his or her payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.
The severance benefits available to our NEOs under the Severance Plan as of the end of fiscal 2024 are set forth in the tables beginning on page 56 under “Potential Payments upon Termination or Change of Control.”
Deferred Compensation Plan
The Company maintains the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or "DCP"), which was designed to enable certain management and highly compensated employees, including our NEOs, to defer, and earn interest on, a portion of their annual cash compensation. The Deferred Compensation Plan was frozen with respect to compensation earned after December 31, 2011. However, in December 2014, the Company amended and restated the Deferred Compensation Plan (as amended, the "2015 Plan") to enable employees to defer a portion of their annual cash compensation starting on January 1, 2015. Messrs. Yearley, Connor and Parahus participated in the 2015 Plan during fiscal 2024.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Parahus is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make any discretionary contributions to the NEO's accounts under the 2015 Plan in fiscal 2024.
Interest earned during fiscal 2024 on NEO deferred compensation that is considered above-market interest under SEC rules is included in the amount reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 50, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2024 table on page 56.
Perquisites
Perquisites, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 50, did not constitute a material portion of our NEOs compensation for fiscal 2024. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are reasonable and consistent with our executive compensation philosophy and objectives, and we do not provide tax gross ups on perquisites. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
Other Compensation Practices and Policies
Employment Agreements, Severance Payments and Change of Control Provisions
We employ our NEOs at will and do not have individualized employment agreements. As described above, we maintain a Severance Plan that provides for cash severance payments and other benefits to certain eligible employees of the Company, including our NEOs, who experience a termination of employment under certain conditions. For a description of the severance benefits available under the Severance Plan to our NEOs, see "Benefits and Perquisites - Executive Severance Plan" on page 45 and "Potential Payments upon Termination or Change of Control" beginning on page 56.
In addition, our equity award agreements and the SERP include provisions relating to the occurrence of a change of control of the Company. Under our Omnibus Incentive Plan, unvested awards will vest in connection with a change of control only if there is an actual or constructive termination of the executive (i.e., a "double trigger") within the time periods set forth in the applicable award agreement. Under the

SERP, if there is a change of control of the Company (as defined under the SERP), all participants become fully vested in their SERP benefits and become eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” beginning on page 56.
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-employee directors are expected to acquire a meaningful level of stock ownership in the Company to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-employee directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual base cash retainer, as set forth below:

Position	Multiple

Chairman and CEO	6.0 x base salary
Other Executive Officers	3.0 x base salary
Directors	5.0 x annual base cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) or shares of stock received upon vesting of other equity awards, unless and until he or she has met these required levels of ownership. In connection with any increase to the Guidelines, executive officers and directors are given additional time commensurate with the increase in the multiple applicable to him or her to achieve compliance with the increased Guidelines.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:
•shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;
•one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and
•shares of stock underlying vested PRSUs, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price as long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2024, the Governance Committee determined that each NEO and director had either met the minimum Guidelines, or were otherwise within the timeframe permitted to meet such levels, and were therefore in compliance with the Guidelines.
Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits executive officers and directors from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).

Pledging Policy
We have a pledging policy that prohibits any pledging of the Company’s equity securities by executive officers and directors, and no executive officer or director has Company shares that are pledged as of the date of this proxy statement.
Clawback Policy
In November 2023, our Board adopted an amended and restated compensation clawback policy that complies with SEC rules and NYSE listing standards. The policy requires the Company to recoup incentive-based compensation from our NEOs in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements. Compensation may also be recouped from certain other employees of the Company under these circumstances under the policy if deemed appropriate by the Compensation Committee.
Tax and Accounting Implications
When making decisions about executive compensation, the Compensation Committee considers both tax and accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.
For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, does not represent the value ultimately realized by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K .
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
John A. McLean (Chair)
Stephen F. East
Christine N. Garvey
Wendell E. Pritchett

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Douglas C. Yearley, Jr.	2024	1,200,000	6,818,804	—	7,959,096	447,786	39,471	16,465,157
President and Chief Executive Officer	2023	1,204,716	5,977,623	—	7,800,000	132,041	38,516	15,152,896
	2022	1,190,384	5,951,774	—	4,029,100	9,227	59,724	11,240,209
Martin P. Connor	2024	1,025,000	1,776,917	—	3,351,198	346,086	33,278	6,532,479
Chief Financial Officer	2023	1,147,212	1,415,687	—	2,362,500	7,330	31,538	4,964,267
	2022	1,020,192	1,372,414	—	1,358,650	7,201	31,304	3,789,761
Robert Parahus	2024	1,000,000	1,708,593	—	3,811,988	355,232	32,419	6,908,232
President and Chief Operating Officer	2023	1,003,846	1,179,799	—	3,150,000	21,260	30,555	5,385,460
	2022	987,019	793,570	—	1,874,000	20,383	30,809	3,705,781

(1)Base salary is approved and paid on a calendar year basis. As a result, reported fiscal year base salary may differ from approved calendar year base salary. Base salary for fiscal 2023 for Mr. Connor includes pay out of accrued vacation days associated with modifications to the Company's vacation policies. Fiscal 2023 base salary also includes one additional day for each NEO due to a change in the Company's pay cycle.
(2)This column presents the aggregate grant date fair value of RSUs and PRSUs in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, excluding the effect of estimated forfeitures and including the impact of an illiquidity discount for post-vesting transfer restrictions applicable to retirement eligible employees. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including, for PRSUs, any applicable performance conditions. Thus, the value, if any, eventually realized by the NEOs is unlikely to equal amounts shown in these columns.
With respect to the PRSUs granted in fiscal 2024, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the PRSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the PRSUs granted), the aggregate grant date fair value of the PRSUs included in the stock awards column above for fiscal 2024 would be: Mr. Yearley—$5,189,885; Mr. Connor—$1,352,470; and Mr. Parahus—$1,300,424. The actual performance achieved for fiscal 2024 resulted in 111.0% of the Ops PRSUs granted being earned, which awards remain subject to service-based vesting conditions.
(3)The annual incentive bonuses for each NEO for fiscal 2024 were earned based on performance relative to target bonus amounts established by the Compensation Committee at the outset of the fiscal year for PTI Metric performance (70% of bonus target) and a qualitative assessment of individual and Company performance (30% of bonus target) as more fully described under "Cash Compensation Decisions—Incentive Awards—Fiscal 2024 Annual Incentive Bonus" starting on page 38.
(4)The amounts in this column represent the increase, if any, in the actuarial present value of accumulated benefits under the SERP in the specified year (or $0 for years in which such value declined) for each NEO plus the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan and the 2015 Plan. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are set forth in the table below (see also the "Pension Benefits During Fiscal 2024" table on page 54). For each NEO, the increase in the actuarial present value of the SERP benefit was primarily driven by an increase in the annual benefit such NEO is entitled to (a $20,000 increase for Mr. Yearley and $17,000 increases for each of Messrs. Connor and Parahus), as well as a decrease in the discount rate. Mr. Yearley's annual benefit increase was triggered under the terms of the SERP because Mr. Yearley completed an additional full year of service to the Company beyond age 62 during fiscal 2024.

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Douglas C. Yearley, Jr.	2024	443,760	4,026	447,786
	2023	125,095	6,946	132,041
	2022	(743,455)	9,227	(734,228)
Martin P. Connor	2024	340,812	5,274	346,086
	2023	(80,299)	7,330	(72,969)
	2022	(517,099)	7,201	(509,898)
Robert Parahus	2024	340,812	14,420	355,232
	2023	(80,299)	21,260	(59,039)
	2022	(539,005)	20,383	(518,622)
(5)    Fiscal 2024 “All Other Compensation” consists of:

	Douglas C. Yearley, Jr.	Martin P. Connor	Robert Parahus
Company contribution to 401(k) Plan	$13,200	$13,200	$13,200
Executive long-term disability insurance premiums	2,511	2,798	2,209
Auto and gas allowance	15,900	15,900	15,900
Non-business use of cars and drivers	7,860	1,380	1,110
Total	$39,471	$33,278	$32,419

Grants of Plan-Based Awards During Fiscal 2024

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Approval Date(1)	Thres- hold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Yearley, Jr.			(5)	5,700,000	9,000,000
Ops PRSUs	12/20/2023	12/18/2023				20,809	27,745	41,618				2,239,299
ROE PRSUs	12/20/2023	12/18/2023				10,404	13,872	20,808				1,220,597
RSUs	12/20/2023	12/18/2023							41,617			3,358,908
Martin P. Connor			(5)	2,400,000	9,000,000
Ops PRSUs	12/20/2023	12/18/2023				5,423	7,230	10,845				583,533
ROE PRSUs	12/20/2023	12/18/2023				2,711	3,615	5,423				318,084
RSUs	12/20/2023	12/18/2023							10,845			875,300
Robert Parahus			(5)	2,730,000	9,000,000
Ops PRSUs	12/20/2023	12/18/2023				5,214	6,952	10,428				561,096
ROE PRSUs	12/20/2023	12/18/2023				2,607	3,476	5,214				305,853
RSUs	12/20/2023	12/18/2023							10,428			841,644

(1)The Compensation Committee took final action on December 18, 2023 with respect to equity award grants for our NEOs for fiscal 2024. All grants of equity compensation under our annual long-term incentive compensation program were made on December 20, 2023. Our equity award compensation practices are described under “Fiscal 2024 Long-Term Incentive Compensation” on page 40.
(2)The annual incentive bonuses for fiscal 2024 were earned based on actual performance relative to target bonus amounts established by the Compensation Committee on December 18, 2023 related to pre-tax income (70% of bonus amount) and its qualitative assessment of individual and Company performance (30% of bonus amount), as more fully described under “Fiscal 2024 Annual Incentive Bonus” on page 38.
(3)Reflects PRSUs the Compensation Committee awarded to our NEOs under the Omnibus Incentive Plan. PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. See “Fiscal 2024 Long-Term Incentive Compensation—Fiscal 2024 Performance-Based RSUs” on page 40 for further information.
(4)Amount represents the aggregate grant date fair value of PRSUs and RSUs granted in fiscal 2024, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions and reflects an illiquidity discount for post-vesting transfer restrictions applicable to retirement eligible employees. With respect to PRSUs, the estimate of the grant date fair value is determined in accordance with ASC 718 assuming the vesting of 100% of the PRSUs awarded.
(5)See "Fiscal 2024 Annual Incentive Bonus" on page 38. The formulaic portion of the annual incentive award had a threshold, target and maximum level that, if achieved, would earn 75%, 100% and 150% of target, respectively. To the extent that actual performance results fell between these levels, the amount earned would have been determined by linear interpolation between those levels. If the minimum threshold performance level of 80% of target was not achieved, no amount would have been earned with respect to the formulaic portion of the award.

Outstanding Equity Awards at October 31, 2024

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Douglas C. Yearley, Jr.	12/20/2016	150,087		31.61	12/20/2026
	12/18/2017	80,351		47.84	12/18/2027
	12/20/2018	130,197		32.42	12/20/2028
	12/21/2020					13,130	(3)	1,922,757
	12/21/2020					19,014	(4)	2,784,410
	12/20/2021					16,943	(5)	2,481,133
	12/20/2021					27,923	(6)	4,089,044
	12/19/2022					46,969	(7)	6,878,140	37,915	(11)	5,552,273
	12/19/2022					56,875	(8)	8,328,775
	12/20/2023					27,745	(9)	4,062,978	20,808	(12)	3,047,124
	12/20/2023					41,617	(10)	6,094,393
Martin P. Connor	12/18/2017	20,055		47.84	12/18/2027
	12/20/2018	33,350		32.42	12/20/2028
	12/21/2020					3,123	(3)	457,332
	12/21/2020					4,523	(4)	662,348
	12/20/2021					3,896	(5)	570,530
	12/20/2021					6,422	(6)	940,438
	12/19/2022					11,123	(7)	1,628,852	8,979	(11)	1,314,885
	12/19/2022					13,470	(8)	1,972,547
	12/20/2023					7,230	(9)	1,058,761	5,422	(12)	793,998
	12/20/2023					10,845	(10)	1,588,142
Robert Parahus	12/21/2020					1,219	(3)	178,510
	12/21/2020					1,766	(4)	258,613
	12/20/2021					2,259	(5)	330,808
	12/20/2021					3,723	(6)	545,196
	12/19/2022					9,270	(7)	1,357,499	7,483	(11)	1,095,811
	12/19/2022					11,226	(8)	1,643,935
	12/20/2023					6,952	(9)	1,018,051	5,214	(12)	763,538
	12/20/2023					10,428	(10)	1,527,076

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."
(1)Stock options that are reflected as fully exercisable vested in equal installments on the first four anniversaries of the grant date.
(2)Market value was calculated based on the closing price of the Company's common stock on the NYSE on October 31, 2024 of $146.44 per share.
(3)100% of these earned Ops PRSUs (performance has been determined) vested on December 21, 2024.
(4)100% of these service-based RSUs vested on December 1, 2024.
(5)50% of these earned Ops PRSUs (performance has been determined) vested or are scheduled to vest on each of December 20, 2024, and 2025.
(6)50% of these service-based RSUs vested or are scheduled to vest on each of December 1, 2024, and 2025.
(7)33.33% of these earned Ops PRSUs (performance has been determined) vested or are scheduled to vest on each of December 19, 2024, 2025, and 2026.

(8)33.33% of these service-based RSUs vested or are scheduled to vest on each of December 1, 2024, 2025, and 2026.
(9)25% of these earned Ops PRSUs (performance has been determined) vested or are scheduled to vest on each of December 20, 2024, 2025, 2026, and 2027.
(10)25% of these service-based RSUs vested or are scheduled to vest on each of December 1, 2024, 2025, 2026, and 2027.
(11)100% of these unearned ROE PRSUs (performance has not been determined) are scheduled to vest on October 31, 2025. Based on performance through October 31, 2024, amounts are shown assuming the maximum number of shares (150% of target) are delivered.
(12)100% of these unearned ROE PRSUs (performance has not been determined) are scheduled to vest on October 31, 2026. Based on performance through October 31, 2024, amounts are shown assuming the maximum number of shares (150% of target) are delivered.
Option Exercises and Stock Vested During Fiscal 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas C. Yearley, Jr.	177,584	17,277,458	140,346	14,256,037
Martin P. Connor	37,673	4,306,456	33,619	3,406,890
Robert Parahus	13,250	774,138	18,292	1,859,967

(1)“Value Realized on Exercise” equals the difference between the closing price of the Company's common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of common stock acquired upon exercise of the stock options.
(2)With the exception of ROE PRSUs, all RSUs, whether or not performance-based, generally vest in equal annual installments on or about the first four anniversaries of the grant date, with delivery of the shares underlying such RSUs deferred until the fourth anniversary (subject to a potential delay in delivery if required to comply with Section 409A of the tax code). Accordingly, the "Number of Shares Acquired on Vesting" for Messrs. Yearley, Connor and Parahus includes (a) the portion of Ops PRSUs granted in fiscal 2020 that vested and were delivered on December 18, 2023, (b) the portion of Ops PRSUs granted in fiscal 2021 that vested on December 21, 2023 (which were delivered on December 21, 2024), (c) the portion of Ops PRSUs granted in fiscal 2022 that vested on December 20, 2023 (which are not scheduled to be delivered until December 20, 2025), (d) the portion of Ops PRSUs granted in fiscal 2023 that vested on December 19, 2023 (which are not scheduled to be delivered until December 19, 2026), (e) the ROE PRSUs granted in fiscal 2022 that vested on October 31, 2024 and were delivered on December 11, 2024, (f) the portion of RSUs granted in fiscal 2020 that vested and were delivered on December 1, 2023, (g) the portion of RSUs granted in fiscal 2021 that vested on December 1, 2023 (which were delivered on December 2, 2024), (h) the portion of RSUs granted in fiscal 2022 that vested on December 1, 2023 (which are not scheduled to be delivered until December 1, 2025), and (i) the portion of RSUs granted in fiscal 2023 that vested on December 1, 2023 (which are not scheduled to be delivered until December 1, 2026).
(3)“Value Realized on Vesting” is based on the number of shares of the Company's common stock underlying the RSUs that vested during fiscal 2024 multiplied by the closing price of the Company's common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2024
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Douglas C. Yearley, Jr.	SERP	34.5	3,038,130	—
Martin P. Connor	SERP	15.8	2,050,738	—
Robert Parahus	SERP	38.5	2,050,738	—

(1)In order to be vested in benefits under the SERP, participants generally must have reached age 58, except participants will be vested in SERP benefits in the event of death or disability prior to age 58 after five years of service and in the event of a change in control of the Company. The number of years of credited service does not impact SERP benefits, except for the five-year service requirement for vesting in death or disability benefits prior to age 58.
(2)The material assumptions used to calculate the present value of the accumulated benefit under the SERP include the discount rate and the expected date of retirement. We use the FTSE pension discount curve as the discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 5.27% for fiscal 2022, 5.83% for fiscal 2023, and 4.97% for fiscal 2024. At fiscal year end, each of our NEOs was retirement eligible under the SERP. As a result, retirement was assumed to occur on the last day of the fiscal year (October 31, 2024). For each NEO, the increase in the actuarial present value of the SERP benefit was primarily driven by an increase in the annual benefit such NEO is entitled to (a $20,000 increase for Mr. Yearley and $17,000 increases for each of Messrs. Connor and Parahus), as well as a decrease in the discount rate. Mr. Yearley's annual benefit increase was triggered under the terms of the SERP because Mr. Yearley completed an additional full year of service to the Company beyond age 62 during fiscal 2024.
Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual cash benefit payable for 20 years following retirement once a participant has reached “normal retirement age,” which is age 58 under the SERP. In the event of the death of the executive during such 20 year period, benefits are payable to the participant's designated beneficiary or estate over the remainder of the payment period. The SERP does not have a service requirement, except that a participant must have five or more years of service in order to be vested in a death or disability benefit prior to age 58.
The SERP provides for increases in the annual retirement benefit for each of Mr. Yearley and Mr. Connor in the event that he continues to be employed by the Company beyond age 62 (up to a maximum of three increases). In such event, for each full year completed beyond age 62, the annual retirement benefit is increased by 10% of the value at age 62. In fiscal 2024, Mr. Yearley completed one additional year of service beyond age 62. Accordingly, his annual benefit increased by $20,000.
In fiscal 2024, the Compensation Committee approved a $17,000 increase to the annual benefits for each of Messrs. Connor and Parahus. The annual benefits to our NEOs under the SERP as of the end of fiscal 2024 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2024
Douglas C. Yearley, Jr.	$240,000
Martin P. Connor	$162,000
Robert Parahus	$162,000
Each of our NEOs has reached normal retirement age and is fully vested in his benefits under the SERP.
Nonqualified Deferred Compensation During Fiscal 2024
The Deferred Compensation Plan was frozen with respect to compensation earned after December 31, 2011. Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. In December 2014, the Company reinstated the Deferred Compensation Plan in the form of the 2015 Plan to enable employees to defer a portion of their annual cash compensation starting on January 1, 2015. Under the 2015 Plan, participants, including each NEO, can elect, at least six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the 2015 Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the 2015 Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2024, interest rates for amounts deferred under the 2015 Plan ranged from 2.5% to 5.5%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan and the 2015 Plan, see “Benefits and Perquisites—Deferred Compensation Plan” on page 47.
The table below provides information regarding contributions, earnings, and balances for our NEOs. Messrs. Yearley, Connor and Parahus participate in the 2015 Plan and Mr. Parahus also participates in the Deferred Compensation Plan. The table below also includes performance- and service-based RSUs granted to our NEOs that vested during fiscal 2024, but the delivery of which was deferred pursuant to the terms of the awards and the

Omnibus Incentive Plan (the "SIP").

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Douglas C. Yearley, Jr.	SIP	—	13,815,846	11,091,926	—	28,486,095
	DCP	780,000	—	34,523	387,770	811,069
Martin P. Connor	SIP	—	3,326,786	2,613,532	—	6,696,994
	DCP	210,770		30,805		781,461
Robert Parahus	SIP	—	1,365,754	1,307,633	—	3,550,877
	DCP	230,769	—	73,144	—	2,111,988

(1)The "Registrant Contributions in Last FY" column includes the value of PRSUs and RSUs that vested during fiscal 2024, but the delivery of which was deferred to a later date, including, the value of:
a.the portion of Ops PRSUs granted in fiscal 2021 that vested on December 21, 2023 (which were delivered on December 21, 2024);
b.the portion of Ops PRSUs granted in fiscal 2022 that vested on December 20, 2023 (which are not scheduled to be delivered until December 20, 2025);
c.the portion of Ops PRSUs granted in fiscal 2023 that vested on December 19, 2023 (which are not scheduled to be delivered until December 19, 2026);
d.the ROE PRSUs granted in fiscal 2022 that vested on October 31, 2024 and were delivered on December 11, 2024;
e.the portion of RSUs granted in fiscal 2021 that vested on December 1, 2023 (which were delivered on December 1, 2024);
f.the portion of RSUs granted in fiscal 2022 that vested on December 1, 2023 (which are not scheduled to be delivered until December 1, 2025); and
g.the portion of RSUs granted in fiscal 2023 that vested on December 1, 2023 (which are not scheduled to be delivered until December 1, 2026).
In each case above, the value was based on the closing price of the Company's common stock on the applicable vesting date.The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was a named executive officer in the year of grant).
(2)“Aggregate Earnings in Last FY” column includes unrealized gains/(losses), including dividends, on performance- or service-based RSUs granted in fiscal 2020, 2021 and 2023 that had vested as of fiscal year end, but are not or were not scheduled to be delivered until the fourth anniversary of their respective grant dates.
This column also includes unrealized earnings on Messrs. Yearley's, Connor's and Parahus' account balances in the Deferred Compensation Plan, of which $4,026, $5,274 and $14,420, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2024 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 50.
(3)“Aggregate Balance at Last FYE” column includes the value, based on the closing price of the Company's common stock on October 31, 2024, of performance- and service-based RSUs granted in fiscal years 2021, 2022 and 2023 that had vested as of fiscal year end, but which are not scheduled to be delivered until the fourth anniversary of their respective grant dates. This column also includes the ROE PRSUs granted in fiscal 2021 that vested as of fiscal year end but were not delivered until December 11, 2024. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was an NEO in the year of grant).
This column also includes the net balance of compensation that was earned and deferred by Messrs. Yearley, Connor and Parahus under the Deferred Compensation Plan and the interest accrued on such amounts. In addition to the above-market earnings for fiscal 2024, above-market earnings in fiscal 2023 and 2022 in the amounts of $6,946 and $9,227, respectively, for Mr. Yearley, $7,330 and $7,201, respectively, for Mr. Connor, and $21,260 and $20,383, respectively, for Mr. Parahus, are reported as compensation for the applicable fiscal year in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 50.
Potential Payments upon Termination or Change of Control
In addition to the Severance Plan, we currently maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified termination of employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company under each of these plans are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on the last day of fiscal 2024, or October 31, 2024, and are based on a share price of $146.44, the closing price of the Company's common stock on the NYSE on October 31, 2024. These amounts and values are for illustrative purposes only and do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s termination of employment or a change of control.
The descriptions of the payments and benefits below are qualified by reference to the applicable plan documents and, unless otherwise noted, are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation table above, or any distributions of plan balances under our 401(k) Plan. See “Benefits and Perquisites” on page 45 for information about the 401(k) Plan.
Retirement
Vesting of Long-Term Incentive Compensation Awards. With respect to awards granted prior to December 2019 that remain outstanding (which now only consist of vested stock option awards), retirement means a voluntary resignation by, or termination without cause of, an executive who has reached age 62 and who has a minimum of ten years of service. These awards generally provide that if an executive retires, the executive is entitled to continued exercisability of for the full term of the option award. Generally, these awards did not automatically vest upon retirement, but continued to vest on their normal vesting schedule as if the executive were still employed by us. This continued vesting and exercisability is conditioned upon the executive complying with certain post-termination restrictive covenants in the applicable award agreement. Starting with grants made in December 2019, all awards (consisting solely of RSUs and PRSUs, as the Company last granted stock options to NEOs in December 2018) will continue to vest if any of our NEOs retire after reaching either (i) age 62 with at least five years of service or (ii) age 58 with at least ten years of service. As of October 31, 2024, each of our NEOs was retirement-eligible with respect to all of his outstanding awards. The tables below do not reflect an amount for unvested awards that continue to vest post-retirement because vesting is not accelerated at retirement.
Vesting of SERP Benefits. For purposes of the SERP, retirement means a voluntary resignation by, or termination without cause of, an executive who has reached normal retirement age of 58. Except as described below in the case of death or disability, the SERP does not have a service requirement. As of October 31, 2024, each of our NEOs had reached age 58 and, as a result, was fully vested in his respective SERP benefits. See "Pension Benefits During Fiscal 2024" on page 54.
Involuntary Termination of Employment Not for Cause (Not in Connection with a Change of Control).
Severance Plan Benefits. Under the terms of the Severance Plan, if an NEO experiences a “covered termination” not in connection with a change of control of the Company, the Company will provide certain severance payments and benefits, subject to the executive's continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. These payments and benefits include (i) a cash payment equal to 1.5 times (2.0 times for Mr. Yearley) the sum of the NEO's annual base salary and target annual incentive bonus, (ii) a prorated annual incentive bonus for the year of termination based on actual performance, (iii) an amount equal to 18 months (24 months for Mr. Yearley) of the NEO's monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period up to 18 months (24 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 45.
Treatment of Long-Term Incentive Compensation Awards. Generally, unvested equity awards are canceled upon any termination of employment with the Company by any employee and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents) after a termination of employment. With respect to retirement-eligible executives, see "Potential Payments Upon Termination or Change of Control — Retirement — Vesting of Long-Term Compensation Awards" on page 57.
Vesting of SERP Benefits. If a participant in the SERP were terminated by the Company without cause, if not already fully vested, the participant would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 58. Because all of our NEOs are retirement-eligible under the SERP, payments would begin upon termination (subject to any delay that may be required by 409A of the tax code).
Involuntary Termination for Cause
Upon a termination for cause, (i) all equity awards, whether vested or unvested, terminate immediately and (ii) all SERP benefits are subject to forfeiture, regardless of whether the executive is fully vested.
Death or Disability
Vesting of Long-Term Incentive Compensation Awards. Stock options granted prior to December 2019 generally provide that, if an executive’s employment terminates due to death or disability, the executive (or his or her designated beneficiary or estate) is entitled to continued exercisability for the remainder of the option term. This continued exercisability is conditioned upon, in the event of a disability, the executive complying with certain post-termination restrictive covenants in the applicable award agreement. The tables below do not reflect an amount for stock options that continue to be exercisable because all outstanding stock options held by our NEOs have already vested and so there would be no accelerated vesting upon these events. No stock options have been granted to our NEOs since December 2018.
For all outstanding RSUs and PRSUs, in the event of an executive’s death or disability, any unvested awards would immediately vest (in the case of PRSUs, based on target level performance) and become deliverable, and any vested but undelivered shares would become deliverable. The tables below include the value of all unvested awards that would have vested as a result of the death or disability of the executive based upon the closing price of the Company’s common stock on the NYSE on October 31, 2024.
Vesting of SERP Benefits. If a participant in the SERP has completed five years of service (which each of our NEOs has), if not already vested, he becomes fully vested in his SERP benefits, and the benefits will be paid in bi-weekly installments over a 20-year period following the date of death (subject to any delay that may be required by 409A of the tax code).
Termination of Employment In Connection with a Change of Control
Severance Plan Benefits. Under the terms of the Severance Plan, if an executive experiences a covered termination (i) within two years after the occurrence of a change of control of the Company or (ii) within six months prior to a change of control, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control, or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the executive with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our NEOs, these payments and benefits include: (a) a cash payment equal to 2.0 times (2.5 times for Mr. Yearley) the sum of the executive’s annual base salary and target annual incentive bonus, (b) a prorated annual incentive bonus for the year of termination based on actual performance, (c) an amount equal to 24 months (30 months for Mr. Yearley) of the executive’s monthly COBRA premium for continued health insurance coverage, and (d) reasonable outplacement services for a period up to 24 months (30 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 45. The tables below reflect the severance payments and benefits that would be available to our NEOs if a change of control had occurred on October 31, 2024.
Vesting of Long-Term Incentive Compensation Awards. All outstanding equity awards will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a “double trigger”) within the time periods and subject to the other terms and conditions set forth in the applicable award agreement, which time periods and terms and conditions are consistent with those set forth above in the description of the Severance Plan. The tables below reflect the amounts of outstanding unvested RSUs and PRSUs that would have vested if a change of control had occurred on October 31, 2024.
Vesting of SERP Benefits. Under the SERP, upon a change of control of the Company, all executives in the SERP that are not already fully vested would become fully vested in their SERP benefits and would be eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2024.

Tables
Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2024, based on the closing share price of $146.44 on October 31, 2024.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	13,997,480	—	—	—	17,496,850
Accelerated vesting of unvested equity awards (6):
RSUs	—	—	—	—	21,296,622	21,296,622	21,296,622
PRSUs	—	—	—	—	21,077,988	21,077,988	21,077,988
Acceleration of SERP benefits (7)	—	—	—	—	—	—	3,038,130
Total:	—	—	13,997,480	—	42,374,610	42,374,610	62,909,590

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan. Since Mr. Yearley is retirement-eligible, a voluntary resignation would be treated as a retirement.
(2)As described above, this column does not reflect the value of unvested equity awards that would continue to vest upon retirement (but do not accelerate) or the value of Mr. Yearley's SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)All outstanding unvested awards require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2024.
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Yearley would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 50.
(6)All outstanding awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2024 table on page 53 for a description of unvested equity awards.
(7)Mr. Yearley is fully vested in his SERP benefits. Upon a change of control of the Company, he would become eligible for a lump-sum payout equal to the actuarial equivalent present value of his benefits as of the payment date. See the “Pension Benefits During Fiscal 2024” table on page 54.
Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2024, based on the closing share price of $146.44 on October 31, 2024.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	5,264,478	—	—	—	7,019,304
Accelerated vesting of unvested equity awards (6):
RSUs					5,163,475	5,163,475	5,163,475
PRSUs	—	—	—	—	5,121,446	5,121,446	5,121,446
Acceleration of SERP benefits (7)	—	—	—	—	—	—	2,050,738
Total:	—	—	5,264,478	—	10,284,921	10,284,921	19,354,963

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.
(2)As described above, this column does not reflect the value of unvested equity awards that would continue to vest upon retirement (but do not accelerate) or the value of Mr. Connor's SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)All outstanding unvested awards require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2024
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Connor would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 50.
(6)All outstanding awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2024 table on page 53 for a description of unvested equity awards.
(7)Mr. Connor is fully vested in his SERP benefits. Upon a change of control of the Company, he would become eligible for a lump-sum payout equal to the actuarial equivalent present value of his benefits as of the payment date. See the “Pension Benefits During Fiscal 2024” table on page 54.
Robert Parahus. The following table describes the potential payments and benefits to Robert Parahus upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2024, based on the closing share price of $146.44 on October 31, 2024.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	5,704,194	—	—	—	7,605,592
Accelerated vesting of unvested equity awards (6):
RSUs					3,974,820	3,974,820	3,974,820
PRSUs	—	—	—	—	4,124,482	4,124,482	4,124,482
Acceleration of SERP benefits (7)	—	—	—	—	—	—	2,050,738
Total:	—	—	5,704,194	—	8,099,302	8,099,302	17,755,632

(1)For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is no retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.
(2)As described above, this column does not reflect the value of unvested equity awards that would continue to vest upon retirement (but do not accelerate) or the value of Mr. Parahus' SERP benefits.
(3)Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.
(4)All outstanding unvested awards require a termination of employment within specified time periods in connection with a change of control (a "double-trigger") in order for vesting to accelerate. Amounts shown in this column assume the accelerated vesting of all outstanding unvested awards on October 31, 2024
(5)See the description of the Executive Severance Plan on page 45. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Parahus would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 50.
(6)All outstanding awards immediately vest and become deliverable upon death or disability. See the footnotes to the Outstanding Equity Awards at October 31, 2024 table on page 53 for a description of unvested equity awards.
(7)Mr. Parahus is fully vested in his SERP benefits. Upon a change of control of the Company, he would have become eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. See the “Pension Benefits During Fiscal 2024” table on page 54.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Yearley, our Chairman and Chief Executive Officer. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u), based on the Company's payroll and employment records. However, because Item 402(u) permits companies to calculate the ratio using different methodologies, our CEO pay ratio may not be comparable to the ratio presented by other companies.
For 2024, our last completed fiscal year:
•The median of the annual total compensation of all of our employees, other than Mr. Yearley, was $115,589.
•Mr. Yearley's annual total compensation, as reported in the Total column of the 2024 Summary Compensation Table on page 50, was $16,465,157.
Accordingly, for fiscal 2024, the ratio of the total compensation of Mr. Yearley, our CEO, to the total compensation of the median employee, as described below was 142 to 1.
Identification of Median Employee
We selected October 31, 2024, the last business day of our fiscal year, as the date on which to determine our median employee. As of that date, we had 4,835 employees. For purposes of identifying the median employee, we considered total compensation paid to all employees (excluding Mr. Yearley), as recorded by our payroll department, in the Company’s employee population in the twelve-month period ended October 31, 2024. We annualized the compensation of employees who were employed as of October 31, 2024 and who received compensation but did not work the full twelve-month period ended October 31, 2024.
In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the NEOs.

PAY VERSUS PERFORMANCE
The Company’s executive compensation philosophy is to pay for performance by providing compensation opportunities designed to align executives’ pay with the Company’s and individual performance. A key component of our pay for performance strategy is to align executive’s interests with the interests of our stockholders through equity award grants which make up a substantial component of our executive compensation program.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation disclosed in the Summary Compensation Table and executive compensation “actually paid” (as defined in Item 402(v) of Regulation S-K) and certain measures of our financial performance.
Pay versus Performance Disclosure Table
The following table sets forth information for fiscal years 2021, 2022, 2023 and 2024 regarding the Company’s performance and the compensation “actually paid” to our principal executive officer, who is our CEO, and average compensation “actually paid” to our other non-CEO NEOs, as calculated in accordance with SEC disclosure rules, alongside total shareholder return ("TSR") and net income metrics, as well as the Company selected most important performance measure of adjusted pre-tax income (“APTI”):

			Average Summary Compensation Table Totals for non-PEO NEOs ($)(1)	Average Compensation Actually Paid to non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)			Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (in '000s) ($)(6)	Adjusted Pre-tax Income (in 000'S) ($)(7)
2024	16,465,157	40,881,983	6,720,356	11,546,933	363.18	264.42	1,571,195	2,018,108
2023	15,152,896	28,762,626	5,174,864	7,637,138	174.05	159.00	1,372,071	1,884,788
2022	11,240,209	7,058,901	3,747,771	2,906,054	104.66	112.87	1,286,500	1,618,048
2021	12,195,409	18,785,663	3,669,027	4,823,954	143.95	132.63	833,627	1,162,409

(1)    Mr. Yearley has served as the Principal Executive Officer (“PEO”) for the entirety of 2024, 2023, 2022 and 2021 and our other named executive officers for the applicable years were as follows:
•2024: Martin P. Connor and Robert Parahus
•2023: Martin P. Connor and Robert Parahus.
•2022: Martin P. Connor and Robert Parahus.
•2021: James W. Boyd, Martin P. Connor and Robert Parahus.
(2)    The dollar amounts reported in this column represent the amount of compensation "actually paid" to Mr. Yearley, as computed in accordance with Item 402(v) of Regulation S-K, and do not reflect the total compensation actually paid, realized or received by Mr. Yearley. In accordance with these rules, compensation "actually paid" reflects the “Total” as set forth in the Summary Compensation Table for each fiscal year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation "Actually Paid" to PEO	2024	2023	2022	2021
Summary Compensation Table Total	$16,465,157	$15,152,896	$11,240,209	$12,195,409
Pension Value Adjustments
Minus: Change in Pension Value in Summary Compensation Table	(443,760)	(125,095)	—	—
Plus: Pension Service Cost	—	235,852	—	—
Equity Value Adjustments
Minus: Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(6,818,804)	(5,977,623)	(5,951,774)	(5,592,937)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	11,368,569	10,353,644	3,847,860	8,217,781
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	15,462,680	5,330,335	(3,008,848)	4,135,786
Plus: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
Plus/(Minus): Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	4,848,141	3,792,617	931,454	(170,376)
Minus: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Compensation Actually Paid	$40,881,983	$28,762,626	$7,058,901	$18,785,663
(3)    The dollar amounts reported in this column represent the average amount of compensation "actually paid” to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the average of the “Total” set forth in the Summary Compensation Table for each fiscal year for each Non-PEO NEO, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. All amounts presented in this table are averages for the group of Non-PEO NEOs.

Average Compensation "Actually Paid" to Non-PEO NEOs	2024	2023	2022	2021
Summary Compensation Table Total	$6,720,356	$5,174,864	$3,747,771	$3,669,027
Pension Value Adjustments
Minus: Change in Pension Value in Summary Compensation Table	(340,812)	—	—	(98,197)
Plus: Pension Service Cost	—	—	—	107,091
Plus: Above-Market Non-Qualified Deferred Compensation	—	—	—	—
Equity Value Adjustments
Minus: Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,742,755)	(1,297,743)	(1,082,992)	(794,561)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	2,905,591	2,247,774	802,448	1,372,147
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	3,134,679	933,951	(669,733)	576,307
Plus: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
Plus/(Minus): Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	869,874	578,292	108,560	(7,860)
Minus: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Compensation Actually Paid	$11,546,933	$7,637,138	$2,906,054	$4,823,954
(4)    TSR is calculated by assuming that a $100 investment was made on October 31, 2020 and all dividends were reinvested until the last day of each reported fiscal year.
(5)    For purposes of this peer group TSR disclosure, we have used the S&P Homebuilders Select Industry Index, which is the peer group used in the Company’s stock performance graph in our annual report on Form 10-K for the most recent fiscal year.
(6)    The dollar amounts reported in this column are the net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(7)    The dollar amounts reported in this column are the amount of pre-tax income reflected in the Company’s audited financial statements for the applicable fiscal year, as adjusted for compensation purposes. See page 38 for a description of this metric and adjustments that are made for compensation purposes. We selected adjusted pre-tax income as our company-selected financial measure because this metric governs payouts under the largest single component of our NEOs' incentive compensation awards.

Relationship Between Compensation Actually Paid and Performance
We believe the compensation "actually paid” in each of the years reported above and over the four-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay for performance” as the compensation "actually paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual incentive plan and our long-term equity incentive compensation program, including our adjusted pre-tax income performance. The following graphics reflect the relationship between the compensation "actually paid" to our PEO and non-PEO NEOs and our TSR, net income and APTI, respectively, as well as our TSR versus the TSR of the Peer Group noted above.
Toll Brothers & Peer TSR vs. Compensation Actually Paid

$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Compensation Actually Paid ($M)
$400
$350
$300
$250
$200
$150
$100
$50
$0
Value of $100 Investment
$18.8
$4.8
$7.1
$2.9
$28.8
$7.6
$40.9
$11.5
$143.95
$132.63
$112.87
$104.66
$174.05
$159.00
$363.18
$264.42
10/31/2021
10/31/2022
10/31/2023
10/31/2024
PEO CAP ($M)
Average NEO CAP ($M)
TOL
S&P 500 Homebuilding

Toll Brothers Net Income & APTI vs. Compensation Actually Paid

$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Compensation Actually Paid ($M)
$2,500
$2,000
$1,500
$1,000
$500
$0
Net Income & APTI ($M)
$1,162.41
$1,618.05
$1,884.79
$2,018.11
$833.63
$1,286.50
$1,372.07
$1,571.20
$18.8
$4.8
$7.1
$2.9
$28.8
$7.6
$40.9
$11.5
10/31/2021
10/31/2022
10/31/2023
10/31/2024
PEO CAP ($M)
Average NEO CAP ($M)
Net Income ($M)
APTI ($M)

Financial Performance Measures
The most important financial performance measures used by the Company to link NEO compensation "actually paid" for the most recently completed fiscal year to the Company’s performance are listed below. A description of the these metrics and the rationale for choosing them as the key components of the Company's incentive compensation awards for NEOs is included on page 35.
•Adjusted pre-tax income
•Units delivered
•Adjusted home sales gross margin
•Three-year return on average equity

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee” on page 24, the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2024 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Christine N. Garvey (Chair)
Stephen F. East
Karen H. Grimes
Derek Kan
Paul E. Shapiro

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.
Based solely on a review of the reports filed for fiscal year 2024 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for (i) a Form 4 filed on May 30, 2024 for Christine N. Garvey to report her sale of 170 shares on May 24, 2024; and (ii) a Form 4 filed on September 27, 2024 for John A. McLean to report a gift of 2,000 shares that occurred on September 24, 2024.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (the “Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:
•the extent of the related person’s interest in the transaction;
•if applicable, the availability of other sources of comparable products or services;
•whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;
•the benefit to us and whether there are business reasons for us to enter into the transaction;
•the aggregate value of the transaction; and
•any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to the Legal Department prior to consummation. The Legal Department is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The Legal and Internal Audit Departments maintain a list of all related persons to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership that effectively owned or controlled the commercial real estate that comprised the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP was effectively owned one-third by the Company; one-third by the estate of Mr. Robert I. Toll, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chairman and CEO, and other former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2024, our investment, under Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $444,916 in fiscal 2024 under the terms of various development, finance, and management services agreements, which were paid to us throughout the year. In performing these services, we also incurred costs in fiscal 2024 on behalf of Toll Realty LP and the Trust in the amount of $1,291,474 for which we were reimbursed throughout the year by Toll Realty LP and the Trust. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons. In the second quarter of fiscal 2024, Toll Realty LP sold its sole operating asset and the proceeds of the sale were distributed to its partners, including approximately $30,000 distributed to Mr. Yearley. Toll Realty LP is in the process of winding up operations.
During fiscal 2024, Robert Parahus, the Company's President and Chief Operating Officer, entered an agreement to acquire one of the Company’s homes for approximately $3.6 million. The purchase agreement was concluded in the ordinary course of business and on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related parties, other than the application of a tenure-based discount that is made available to all of our employees. The transaction is expected to close in fiscal 2025.

From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.

FORWARD LOOKING STATEMENTS
Certain information included in this proxy statement or in other materials we have filed or will file with the SEC (as well as information included in oral statements or other written statements made or to be made by us) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these statements by the fact that they do not relate to matters of strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to: market conditions; mortgage rates; inflation rates; demand for our homes; our build-to-order and spec strategy; sales paces and prices; effects of home buyer cancellations; our strategic priorities; growth and expansion; our land acquisition, land development and capital allocation priorities; anticipated operating results; home deliveries; financial resources and condition; changes in revenues, profitability, margins and returns; changes in accounting treatment; cost of revenues, including expected labor and material costs; availability of labor and materials; impacts of tariffs; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; the outcome of legal proceedings, investigations, and claims; and the impact of public health or other emergencies.
Any or all of the forward-looking statements included in this proxy statement and in any reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of assumptions or estimates that differ from actual results or as a consequence of known or unknown risks and uncertainties. Many of the factors mentioned in “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
From time to time, forward-looking statements also are included in our reports on Forms 10-K, 10-Q and 8-K; in press releases; in presentations; on our website; and in other materials released to the public. These statements may include guidance regarding our future performance, such as our anticipated annual revenue, home deliveries, and margins, that represents management’s estimates as of the date of publication. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. Forward-looking statements, including guidance, speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
For a more detailed discussion of factors that we believe could cause our actual results to differ materially from expected and historical results, see “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2024. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

STOCKHOLDER PROPOSALS FOR THE
2026 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2026 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 2, 2025.
A stockholder may wish to have a proposal presented at the 2026 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2026 Annual Meeting of Stockholders, between November 16, 2025 and December 16, 2025.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination to the Secretary of the Company within the time period set forth in the previous sentence and comply with the information and other requirements in the bylaws relating to stockholder nominations. In addition, any stockholder who wishes to submit a nomination for director to the Board must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person who has been recommended by certain stockholders for nomination as a director.
If notice of any such proposal described in the previous two paragraphs is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of the Company's common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 8.
HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to help us distribute and solicit proxies. We will pay them $14,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
    By Order of the Board of Directors

KEVIN J. COEN
Secretary
Fort Washington, Pennsylvania
January 30, 2025

Annex A
PROPOSED AMENDMENT TO TOLL BROTHERS, INC.
SECOND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
Set forth below is the proposed change to Article Five, Part IV of the Company’s Second Restated Certificate of Incorporation, as amended. Addition of new text is indicated by underlining and deletion of existing text is indicated by a strike-through.
ARTICLE FIVE
PART IV - REMOVAL OF DIRECTORS
Any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of ~~66-2/3%~~ a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 11, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Company's proxy materials are available online at: http://www.astproxyportal.com/ast/12483

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333333000 7   031125

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW AND "FOR" PROPOSALS TWO, THREE AND FOUR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2024 ANNUAL REPORT OF TOLL BROTHERS, INC.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints DOUGLAS C. YEARLEY, JR. and MARTIN P. CONNOR and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 1140 Virginia Drive, Fort Washington, Pennsylvania, on Tuesday, March 11, 2025, at 8:00 am EST, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One and "FOR" Proposals Two, Three and Four.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement. You must indicate whether you plan to attend in person by checking the box on the reverse side.

(Continued and to be signed on the reverse side.)

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